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Exhibit (a)(1)(A)

         Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Osiris Therapeutics, Inc.
at

$19.00 Net Per Share

by

Papyrus Acquisition Corp.

a direct wholly owned subsidiary of

Smith & Nephew Consolidated, Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 a.m., EASTERN TIME, ON
APRIL 17, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Papyrus Acquisition Corp., a Maryland corporation ("Purchaser") and a direct wholly owned subsidiary of Smith & Nephew Consolidated, Inc., a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Smith & Nephew plc, a public limited company formed under the laws of England and Wales ("Smith & Nephew"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Osiris Therapeutics, Inc., a Maryland corporation ("Osiris"), at a price per Share of $19.00 in cash, net to the holder of any applicable withholding taxes and without interest (the "Offer Price"). The Offer is being made upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, the "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 12, 2019, among Parent, Purchaser, Osiris and, solely for the purposes of Section 7.02 and Article XI thereto, Smith & Nephew (together with any amendments or supplements thereto, the "Merger Agreement").

        Pursuant to the Merger Agreement, after the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Osiris in accordance with Section 3-106.1 of the Maryland General Corporation Law (the "MGCL") without a meeting of the Osiris stockholders (we refer to such merger as the "Merger"), and Osiris will be the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each then issued and outstanding Share (other than (a) Shares directly owned by any of Osiris' subsidiaries and (b) Shares directly owned by Purchaser immediately prior to the Effective Time), will be converted into the right to receive consideration equal to the Offer Price. Each Share directly owned by any of Osiris' subsidiaries or by Purchaser will automatically be canceled and will cease to exist, and no consideration will be delivered in such exchange.

        There is no financing condition to the Offer. The Offer is subject to various conditions, including the "Minimum Tender Condition", which requires that the number of Shares validly tendered and not validly withdrawn prior to the Expiration Time, together with Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Time. See Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

        The board of directors of Osiris, at a meeting duly called and held, has duly and unanimously (a) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determined that the Offer, the Merger, and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of Osiris and its stockholders; (c) acknowledged and agreed that the Merger shall be effected under Section 3-106.1 of the MGCL and shall be effected as promptly as possible following the acceptance of the Shares for payment by Purchaser; and (d) resolved to recommend that the stockholders of Osiris accept the Offer and tender their Shares pursuant to the Offer.

March 20, 2019

IMPORTANT

        If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case prior to the Expiration Time, or (b) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to us pursuant to the Offer.

        If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

i

SUMMARY TERM SHEET

        The following are some questions that you, as a stockholder of Osiris, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the Letter of Transmittal and other Offer related materials. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and other Offer related materials carefully and in their entirety. The information concerning Osiris contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by Osiris or has been taken from, or is based upon, publicly available documents or records of Osiris on file with the U.S. Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Securities Sought:	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as described below, any and all of the outstanding shares of common stock of Osiris, par value $0.001 per share (the "Shares"). For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not yet been received are excluded. See Section 1—"Terms of the Offer."
Price Offered Per Share:

$19.00 per Share in cash, net to the holder of any applicable withholding taxes and without interest (the "Offer Price"), upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal. See Section 1—"Terms of the Offer."

Expiration Time of the Offer:

12:01 a.m., Eastern Time, on Wednesday, April 17, 2019 (as it may be extended or earlier terminated in accordance with the terms of the Merger Agreement, the "Expiration Time"). See Section 1—"Terms of the Offer."

Withdrawal Rights:

You can withdraw your Shares at any time prior to 12:01 a.m., Eastern Time, on Wednesday, April 17, 2019, unless the Offer is extended, in which case you can withdraw your Shares by the then extended expiration time and date. You can also withdraw your Shares at any time after May 20, 2019, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. See Section 4—"Withdrawal Rights."

Purchaser:

Papyrus Acquisition Corp., a Maryland corporation and a direct wholly owned subsidiary of Smith & Nephew Consolidated, Inc., a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Smith & Nephew plc, a public limited company formed under the laws of England and Wales ("Smith & Nephew"). See Section 8—"Certain Information Concerning Purchaser, Parent and Smith & Nephew."

Who is offering to buy my Shares?

  •
  The Offer is being made by Papyrus Acquisition Corp., Purchaser, a Maryland corporation and a direct wholly owned subsidiary of Parent. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Osiris. See Section 8—"Certain Information Concerning Purchaser, Parent and Smith & Nephew."

  •
  Parent is a Delaware corporation and an indirect wholly owned subsidiary of Smith & Nephew plc, a global medical technology business that develops, manufactures, markets and sells medical devices and services formed under the laws of England and Wales. See "Introduction" and Section 8—"Certain Information Concerning Purchaser, Parent and Smith & Nephew."

What are the classes and amounts of securities sought in the Offer?

  •
  Purchaser is seeking to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of Osiris. See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay and what is the form of payment?

  •
  We are offering to pay $19.00 per Share in cash, net to the holder of any applicable withholding taxes and without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See "Introduction," and Section 1—"Terms of the Offer."

Will I have to pay any fees or commissions?

  •
  If your Shares are registered in your name and you tender your Shares, you will not have to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction," and Section 1—"Terms of the Offer."

Why are you making the Offer?

  •
  We are making the Offer because we and Parent want to acquire all of the outstanding Shares of Osiris. Pursuant to the Merger Agreement, Parent will consummate the Merger (as defined below) as promptly as practicable following Purchaser's initial acceptance of your Shares for payment (the time of such acceptance, the "Acceptance Time"). Upon consummation of the Merger, Osiris will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Osiris."

Is there an agreement governing the Offer?

  •
  Yes. Parent, Purchaser, Osiris and, solely for the purposes of Section 7.02 and Article XI thereto, Smith & Nephew, have entered into an Agreement and Plan of Merger, dated as of March 12, 2019 (together with any amendments or supplements thereto, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. Pursuant to the Merger Agreement, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Osiris in accordance with Section 3-106.1 of the Maryland General Corporation Law (the "MGCL") without a meeting of the Osiris stockholders (the "Merger"), and Osiris will be the surviving corporation and a wholly owned subsidiary of Parent. See Section 11—"Purpose of the Offer and Plans for Osiris."

Have any stockholders already agreed to tender their Shares in the Offer?

  •
  Yes. In connection with the execution of the Merger Agreement, Peter Friedli, Chairman of the board of directors of Osiris and co-founder of Osiris, entered into a tender and support agreement with Parent and Purchaser, pursuant to which Mr. Friedli has irrevocably and unconditionally agreed to tender his Shares in the Offer and to vote his Shares in accordance with requirements set forth in that agreement, subject to the terms and conditions contained therein. As of March 19, 2019, Mr. Friedli directly owned 10,204,404 Shares (approximately 30% of the Company's total issued and outstanding Shares). See Section 11—"Purpose of the Offer and Plans for Osiris."

What does the board of directors of Osiris think of the Offer?

  •
  The board of directors of Osiris has unanimously recommended that you accept the Offer and tender your Shares to Purchaser pursuant to the Offer. See "Introduction," Section 9—"Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Osiris" and Section 10—"The Merger Agreement; Other Agreements." A more complete description of the reasons for the approval of the Offer and the Merger by the board of directors of Osiris of the Offer and the Merger is set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to all Osiris stockholders together with this Offer to Purchase.

What are the most significant conditions of the Offer?

        The Offer is subject to the satisfaction or waiver of certain conditions, including:

  •
  the number of Shares validly tendered and not validly withdrawn prior to the Expiration Time, together with Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Time (the "Minimum Tender Condition");

  •
  the expiration or termination of any waiting period applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  the consummation of the Offer is not unlawful under any competition, merger control, antitrust, foreign investment or similar law of any jurisdiction; and

  •
  there is no order, injunction, judgment or other similar decision issued by any governmental authority of competent jurisdiction and no applicable law in effect that would enjoin, restrain or otherwise prohibit the consummation of the Merger.

        The Offer is subject to other conditions in addition to those set forth above.

        Subject to the applicable rules and regulations of the SEC or NASDAQ Global Market ("NASDAQ") and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that, among other restrictions, Parent and Purchaser are not permitted to amend, modify or waive the Minimum Tender Condition or add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Shares. See Section 1—"Terms of the Offer," Section 10—"The Merger Agreement; Other Agreements" and Section 14—"Conditions of the Offer."

Is the Offer subject to any financing condition?

  •
  No. There is no financing condition to the Offer. See "Introduction," Section 1—"Terms of the Offer" and Section 13—"Source and Amount of Funds."

Do you have financial resources to make payments in the offer?

  •
  Yes. We estimate that the maximum amount of funds needed to (a) complete the Offer, the Merger and the transactions contemplated in the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Osiris stockholders whose Shares are converted into the right to receive a cash amount equal to the Offer Price in the Merger, (b) pay for fees and expenses incurred by Purchaser and Parent related to the Offer and the Merger and (c) pay for the amounts in respect of outstanding in-the-money Osiris Options (as defined below) will be approximately $668 million. This amount will be funded through a combination of Parent's cash on hand and Smith & Nephew's existing revolving credit facility. The consummation of the Offer is not subject to any financing condition. See Section 13—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        No, we do not think that the financial condition of Smith & Nephew, Purchaser, Parent or their respective affiliates is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the consummation of the Offer (and the Merger) is not subject to any financing condition;

  •
  we, through Parent, will have sufficient funds available to us to consummate the Offer and the Merger; and

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

        See Section 13—"Source and Amount of Funds."

Will the Offer be followed by a Merger if all the Shares are not tendered?

  •
  Pursuant to the Merger Agreement, if the Minimum Tender Condition is satisfied (which means that the number of Shares validly tendered and not validly withdrawn prior to the Expiration Time, together with Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Time), we will accept the Shares for purchase in the Offer and consummate the Merger as promptly as possible following the Acceptance Time.

  •
  The Merger will be governed by Section 3-106.1 of the MGCL and, therefore, no stockholder vote will be required to consummate the Merger. See Section 11—"Purpose of the Offer and Plans for Osiris."

If the Offer is completed, will Osiris continue as a public company?

  •
  No. Assuming all conditions to the Merger are satisfied or waived (to the extent permitted by applicable law), Parent will consummate the Merger as promptly as practicable following the Acceptance Time. As a result, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, Parent intends to cause Osiris to delist the Shares from

    NASDAQ. In addition, Parent intends to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after consummation of the Merger as soon as the requirements for termination of registration are met. See Section 12—"Certain Effects of the Offer."

How long do I have to decide whether to tender my Shares in the Offer?

  •
  You will have until 12:01 a.m., Eastern Time, on April 17, 2019, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Time as so extended, or the Offer is earlier terminated. If you cannot deliver to the Depositary all documents required in order to make a valid tender by that Expiration Time, you may be able to use a guaranteed delivery procedure, which is described in Section 3—"Procedures for Tendering Shares." Shares tendered pursuant to guaranteed delivery procedures but not yet delivered in satisfaction of such guarantee will be excluded in calculating whether the Minimum Tender Condition has been satisfied. You are encouraged to deliver your Shares and other required documents to make a valid tender by the Expiration Time. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Time. See Section 2—"Acceptance for Payment and Payment for Shares" and Section 3—"Procedures for Tendering Shares."

Can the Offer be extended, and under what circumstances?

  •
  If on or prior to any then-scheduled Expiration Time of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 14—"Conditions of the Offer") have not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for additional periods of up to 10 business days per extension to permit such conditions to the Offer to be satisfied, except that Parent and Purchaser are not required to extend the Offer to a date beyond the Outside Date (defined in the Merger Agreement as December 12, 2019).

  •
  In addition, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation or interpretation of the SEC or NASDAQ.

  •
  See "Introduction," Section 1—"Terms of the Offer" and Section 10—"The Merger Agreement; Other Agreements" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

  •
  If Purchaser extends the Offer, we will inform Equiniti Trust Company, the depositary for this Offer (the "Depositary"), of that fact and will issue a press release (and make an appropriate filing with the SEC) giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

  •
  If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary; or tender your Shares by following the procedure for book-entry set forth in Section 3—"Procedures for Tendering Shares," not later than the Expiration Time.

  •
  If you cannot deliver the required documents to the Depositary prior to the Expiration Time, or you are unable to complete the procedure for delivery by book-entry transfer on a timely basis, you can still tender your Shares by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares." The Letter of Transmittal is enclosed with this Offer to Purchase.

  •
  If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

  •
  See Section 2—"Acceptance for Payment and Payment for Shares."

Until what time can I withdraw previously tendered Shares?

  •
  You may withdraw previously tendered Shares any time prior to 12:01 a.m., Eastern Time, on April 17, 2019, unless Purchaser extends the Offer or the Offer is earlier terminated. See Section 4—"Withdrawal Rights." In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after May 20, 2019 which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

How do I withdraw previously tendered Shares?

  •
  To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

If I accept the Offer, when and how will I get paid?

  •
  If the conditions to the Offer as set forth in the Introduction and Section 14—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares (other than (a) Shares directly owned by any of Osiris' subsidiaries and (b) Shares directly owned by Purchaser immediately prior to the Effective Time) for payment, we will pay you a dollar amount equal to the number of Shares you validly tendered multiplied by $19.00 in cash, net to the holder of any applicable withholding taxes and without interest, as promptly as practicable and no more than three business days after the Acceptance Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

If I am an employee of Osiris, how will my options be treated in the Offer and the Merger?

  •
  The Offer is made only for Shares and is not being made for any outstanding options ("Osiris Options") to acquire Shares. Pursuant to the Merger Agreement, at the effective time of the Merger, each Osiris Option outstanding immediately before the Effective Time (whether or not then exercisable or vested) will be canceled, and each Osiris Option with an exercise price that is less than the Offer Price will be converted into the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to:

    •
    the excess of (a) the Offer Price over (b) the per-share exercise price of such Osiris Option, multiplied by

    •
    the total number of Shares that may be acquired upon exercise of such Osiris Option, whether or not then exercisable or vested, immediately before the effective time of the Merger.

    •
    See "Section 10—The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

  •
  On March 11, 2019, the last full trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $18.88. The Offer Price represents a premium of 37% over Osiris' 90-day weighted average share price. See Section 6—"Price Range of Shares; Dividends."

What are the U.S. Federal income tax consequences of the Offer and the Merger

  •
  Generally, if you are a U.S. Holder (as defined in Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger"), the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger. See Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger" for a more detailed discussion of the tax consequences of the Offer and the Merger.

Will I have the right to have my Shares appraised?

  •
  No dissenters' or appraisal rights or rights of an objecting stockholder will be available with respect to the Offer or the Merger. See "Section 16—Certain Legal Matters; Regulatory Approvals."

With whom may I talk if I have questions about the Offer?

  •
  You can call Innisfree M&A Incorporated, the Information Agent. Shareholders may call toll free: (888) 750-5834. Banks and Brokers may call collect: (212) 750-5833. See the back cover of this Offer to Purchase.

To All Holders of Shares of
Osiris Therapeutics, Inc.

INTRODUCTION

        Papyrus Acquisition Corp., a Maryland corporation ("Purchaser") and a direct wholly owned subsidiary of Smith & Nephew Consolidated, Inc., a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Smith & Nephew plc, a public limited company formed under the laws of England and Wales ("Smith & Nephew"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Osiris Therapeutics Inc., a Maryland corporation ("Osiris"), at a price per Share of $19.00 in cash, net to the holder of any applicable withholding taxes and without interest (the "Offer Price"). The Offer is being made upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, the "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The Offer will expire at 12:01 a.m., Eastern Time, on April 17, 2019, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement, as defined below, the "Expiration Time"). See Section 1—"Terms of the Offer".

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 12, 2019, among Parent, Purchaser, Osiris and, solely for the purposes of Section 7.02 and Article XI thereto, Smith & Nephew (together with any amendments or supplements thereto, the "Merger Agreement"). Pursuant to the Merger Agreement, after the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Osiris in accordance with Section 3-106.1 of the Maryland General Corporation Law ("MGCL") without a meeting of the Osiris stockholders (the "Merger"), and Osiris will be the surviving corporation and a wholly owned subsidiary of Parent.

        The Offer is not subject to any financing condition. The Offer is subject to various conditions, including that:

  •
  the number of Shares validly tendered and not validly withdrawn prior to the Expiration Time, together with Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Time (the "Minimum Tender Condition");

  •
  the expiration or termination of any waiting period applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act" and the "U.S. Regulatory Condition");

  •
  no order, injunction, judgment, decree or other similar decision has been issued by any governmental authority of competent jurisdiction and no applicable law is in effect that would enjoin, restrain or otherwise prohibit the consummation of the Offer or the Merger (the "Governmental Condition");

  •
  the consummation of the Offer is not unlawful under any competition, merger control, antitrust, foreign investment or similar law of any jurisdiction (the "Non-U.S. Regulatory Condition");

  •
  since the date of the Merger Agreement, there has not been a change, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement) (the "MAE Condition"); and

  •
  the Merger Agreement has not been terminated in accordance with its terms (the "Termination Condition").

        The conditions to the Offer must be satisfied or waived on or prior to the Expiration Time. Subject to the applicable rules and regulations of the SEC or NASDAQ Global Market ("NASDAQ") and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that, among other restrictions, Parent and Purchaser are not permitted to amend, modify or waive the Minimum Tender Condition or add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Shares. See Section 14—"Conditions of the Offer."

        The board of directors of Osiris, at a meeting duly called and held, has duly and unanimously (a) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determined that the Offer, the Merger, and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of Osiris and its stockholders; (c) acknowledged and agreed that the Merger shall be effected under Section 3-106.1 of the MGCL and shall be effected as promptly as possible following the acceptance of the Shares for payment by Purchaser; and (d) resolved to recommend that the stockholders of Osiris accept the Offer and tender their Shares pursuant to the Offer. A more complete description of the reasons of the Offer and the Merger by the board of directors of Osiris for recommending the Transactions is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Osiris, which is being furnished by Osiris to stockholders in connection with the Offer concurrently with this Offer to Purchase. Osiris stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub—headings "Background of the Offer and Merger" and "Reasons for Recommendation." See Section 10—"The Merger Agreement; Other Agreements" of this Offer to Purchase.

        The Merger will become effective when the articles of merger are filed with the State Department of Assessments and Taxation of Maryland (the "Department") and such articles of merger are accepted for record by the Department, or at such other subsequent date or time as Parent and Osiris may agree and specify in the articles of merger in accordance with the MGCL (the "Effective Time"). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) Shares directly owned by any of Osiris' subsidiaries and (b) Shares directly owned by Purchaser immediately prior to the Effective Time) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price (the "Merger Consideration"), payable to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent's Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Osiris," which also contains a discussion of the treatment of Osiris stock options in the Merger.

        This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. The Merger will be consummated in accordance with Section 3-106.1 of the MGCL and, accordingly, approval of the Merger will not require a vote of Osiris' stockholders. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (a) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the merger and (b) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger. In addition, under Section 3-106.1 of the MGCL, the acquiring company must give notice that satisfies requirements of Section 3-106.1(e)(1) of the MGCL to all Osiris stockholders of record at least 30 days prior to the merger. A Notice of the Merger pursuant to Section 3-106(e)(1) has been mailed on March 18, 2019 to Osiris stockholders of record as of such date, thereby constituting the notice of merger referred to in this paragraph. Accordingly, if the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Osiris will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. See Section 11—"Purpose of the Offer and Plans for Osiris."

        Tendering stockholders who have Shares registered in their name and tender directly to Equiniti Trust Company, the depositary for the Offer (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such institution as to whether they charge any service fees or commissions. Parent or Purchaser will pay all charges and expenses of the Depositary, and Innisfree M&A Incorporated, as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. Stockholders may be required to pay a customary fee relating to lost Share certificates. See Section 17—"Fees and Expenses."

        If you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN, W-8BEN-E or other IRS Form W-8, as applicable, you may be subject to U.S. federal backup withholding tax (at a rate of 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability provided certain information is timely provided to the Internal Revenue Service. All stockholders should review the discussion in Section 3—"Procedures for Tendering Shares" and Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer.

        The Offer and withdrawal rights will expire at 12:01 a.m., Eastern Time, on April 17, 2019, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement, in which event the term "Expiration Time" will mean the date to which the initial expiration date of the Offer is so extended.

        Upon the terms and subject to the conditions of the Offer, Purchaser will promptly after the Expiration Time accept for payment all Shares validly tendered and not validly withdrawn prior to the Expiration Time (as permitted under Section 4—"Withdrawal Rights"), and will pay for such Shares promptly (and in any event within three business days) after the Expiration Time. The date and time of Purchaser's initial acceptance for payment of all Shares validly tendered and not validly withdrawn pursuant to the Offer is referred to as "Acceptance Time."

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of (a) the Minimum Tender Condition, (b) the U.S. Regulatory Condition, (c) the Governmental Condition, (d) the Non-U.S. Regulatory Condition, (e) the MAE Condition, and (f) the Termination Condition. The conditions to the Offer must be satisfied or waived on or prior to the Expiration Time. For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not yet been received are excluded. The Offer is also subject to other conditions described in Section 14—"Conditions of the Offer." Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to amend, modify or waive the Minimum Tender Condition or add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Shares.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 14—"Conditions of the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11—"The Merger Agreement; Other Agreements"

        Pursuant to the Merger Agreement, we may extend the Offer beyond its initial Expiration Time, but in no event will we be required to extend the Offer beyond the Outside Date. We have agreed in the Merger Agreement that Purchaser will extend the Offer (a) if at the initial Expiration Time any condition of the Offer has not been satisfied or waived (other than any conditions that are by their nature satisfied at the Acceptance Time), for a period determined by Parent of not more than 10 business days; and (b) if at any then scheduled Expiration Time, any condition of the Offer has not been satisfied or waived (other than any conditions that are by their nature satisfied at the Acceptance Time), in consecutive increments to be determined by Parent of up to 10 business days. In addition, Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer beyond the initial Expiration Time on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff applicable to the Offer (provided, however, that Parent and Purchaser are not required to extend the Offer to a date subsequent to the Outside Date). During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights." We do not expect the Offer to have a subsequent offering period following the expiration of the initial offering period of the Offer (as it may be extended pursuant to the terms of the Merger Agreement).

        Pursuant to the Merger Agreement, we expressly reserve the right to increase the Offer Price, to waive certain conditions to the Offer, to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, and to terminate the Offer if the conditions to the Offer are not satisfied. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Osiris:

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  reduce the number of Shares subject to the Offer;

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  reduce the Offer Price;

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  amend, modify or waive the Minimum Tender Condition;

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  impose any condition to the Offer in addition to the conditions set forth in Section 14—"Conditions of the Offer;"

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  extend the Expiration Time (except as provided in the Merger Agreement);

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  change the form of consideration payable in the Offer; or

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  otherwise amend, modify or supplement any condition to the Offer in any manner adverse to the holders of Shares.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Time, Purchaser decreases the number of Shares being sought or changes the Offer Price, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

        If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        If we (a) extend the Offer, (b) are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares, or (c) are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled

Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and making an appropriate filing with the SEC.

        As used in this Offer to Purchase, "business day" means any day other than a Saturday, a Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time (provided that when used in reference to the Merger Agreement, "business day" means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York).

        Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        Osiris has provided Purchaser with Osiris' stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, Letter of Transmittal and other Offer related materials to stockholders. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders whose names appear on Osiris' stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        The acquisition of Osiris will be accounted for by Smith & Nephew as a business combination in accordance with IFRS 3, Business Combinations.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, we will (a) promptly after the Expiration Time, irrevocably accept for payment all Shares validly tendered and not validly withdrawn prior to the Expiration Time, pursuant to the Offer, which we refer to as the Acceptance Time and (b) as promptly as practicable and no more than three business days after the Acceptance Time pay for all such shares.

        Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. If we (a) extend the Offer, (b) are delayed in our acceptance for payment of Shares, or (c) are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.  Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal (with any required signature guarantees), or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares (and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, and either (a) certificates representing Shares tendered must be delivered to the Depositary, or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time; or the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security

Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed:

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  if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or

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  if such Shares are tendered for the account of an Eligible Institution.

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution.    If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) by the Expiration Time; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NASDAQ is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Time.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH

DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares tendered and not validly withdrawn prior to the Expiration Time pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you cannot deliver the required documents to the Depositary prior to the Expiration Time, or you are unable to complete the procedure for delivery by book-entry transfer on a timely basis, you can still tender your Shares by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        Binding Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, postponed or adjourned meeting of the stockholders of Osiris, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering stockholders to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent or Purchaser, or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering stockholders to challenge our determination in a court of competent jurisdiction.

        Backup Withholding.    Under current U.S. federal income tax law, a stockholder who tenders Shares that are accepted for exchange or whose Shares are converted into the right to receive cash in the Merger may be subject to backup withholding. To avoid such backup withholding, a stockholder that is a "U.S. person" (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) who surrenders Shares for cash pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate of 24%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depositary).

        Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.

        Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.

4.  Withdrawal Rights.

        A stockholder has withdrawal rights that are exercisable until the Expiration Time (i.e., at any time prior to 12:01 a.m., Eastern Time, on April 17, 2019), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after May 20, 2019, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this

Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering stockholders to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Smith & Nephew, Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.  Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of the material U.S. federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the U.S. federal income tax laws, including:

  •
  a bank or other financial institution;

  •
  a tax-exempt organization;

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  a retirement plan or other tax-deferred account;

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  a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

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  an insurance company;

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  a mutual fund;

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  a real estate investment trust;

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  a dealer or broker in stocks and securities;

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  a trader in securities that elects mark-to-market treatment;

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  a holder of Shares subject to the alternative minimum tax provisions of the Code;

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  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

  •
  a U.S. expatriate;

  •
  persons that are required to report income no later than when such income is reported in an "applicable financial instrument";

  •
  any holder of Shares that beneficially owns, actually or constructively, or at some time during the five-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the Shares;

  •
  certain former citizens or residents of the U.S.;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax; or

  •
  investors in pass-through entities that are subject to special treatment under the Code.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner or other owner in the partnership generally will depend upon the status of the partner or other owner and the activities of the partner or other owner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of tendering the Shares in the Offer or exchanging their Shares pursuant to the Merger.

        This summary is based on the Code, the U.S. Department of Treasury regulations promulgated under the Code (the "Treasury Regulations"), and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion set out in this Offer to Purchase is intended only as a summary of the material U.S. federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws.

U.S. Holders

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the U.S.;

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  a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a "United States person" under applicable Treasury Regulations.

Payments with Respect to Shares

        The tender of Shares in the Offer for cash or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are significant limitations on the deductibility of capital losses.

Net Investment Income Tax

        An additional 3.8% tax will be imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts, in each case whose income exceeds certain thresholds. Among other items, "net investment income" generally includes gross income from dividends and net gain from the disposition of property, such as Shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Backup Withholding Tax

        Proceeds from the tender of Shares in the Offer or the exchange of Shares pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against that holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-U.S. Holders

        The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. Holder of Shares. The term "non-U.S. Holder" means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        The following discussion applies only to non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. Holder in respect of Shares at any time is effectively connected with the conduct of a U.S. trade or business.

Payments with Respect to Shares

        Payments made to a non-U.S. Holder with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger generally will be exempt from U.S. federal income tax. However, if the non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

Backup Withholding Tax

        A non-U.S. Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-U.S. Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-U.S. Holder is not a U.S. person, or the non-U.S. Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of the information reporting and backup withholding rules in their particular circumstances, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

        The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares. You should consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares pursuant to the Merger under any federal, state, local, non-U.S. or other laws.

6.  Price Range of Shares; Dividends.

        The Shares are traded on the NASDAQ under the symbol "OSIR." Osiris has advised Parent that, as of the close of business on March 18, 2019, 34,528,289 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on NASDAQ using Share data reported by NASDAQ.

	High	Low
Fiscal Year Ended December 31, 2017:
First Quarter	$6.18	$2.67
Second Quarter	$6.85	$4.44
Third Quarter	$7.15	$4.60
Fourth Quarter	$6.45	$4.20

	High	Low
Fiscal Year Ended December 31, 2018:
First Quarter	$9.98	$5.75
Second Quarter	$10.69	$7.01
Third Quarter	$13.70	$7.30
Fourth Quarter	$14.35	$9.14

	High	Low
Current Fiscal Year:
First Quarter (through March 18, 2019)	$19.30	$12.48

        On March 11, 2019, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on NASDAQ during normal trading hours was $18.88. On March 19, 2019, the last full trading day prior to the commencement of the Offer, the reported closing sale price per Share on NASDAQ during normal trading hours was $19.05 per Share. The Offer Price represents a premium of a premium of 37% over Osiris' 90-day weighted average share price. Stockholders are urged to obtain a current market quotation for the Shares.

        According to Osiris' Exchange Act reports, no dividends were paid during the years ended December 31, 2017 and December 31, 2018. Under the terms of the Merger Agreement, Osiris is not permitted to, and will cause its subsidiaries not to, authorize, make, declare, set aside or pay any dividends or distributions in respect of any shares of its capital stock other than dividends or distributions by a direct or indirect wholly owned subsidiary of Osiris to its parent. See Section 15—"Dividends and Distributions."

7.  Certain Information Concerning Osiris.

        Except as specifically set forth herein, the information concerning Osiris contained in this Offer to Purchase has been taken from, or is based upon, information furnished by Osiris or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Osiris' public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any misstatements or omissions, none of Smith & Nephew, Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Osiris contained in such documents and records or for any failure by Osiris to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        General.    The following description of Osiris and its business has been taken from Osiris' Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

        Osiris Therapeutics, Inc., together with its wholly owned subsidiary, Osiris Therapeutics International GmbH, researches, develops, manufactures and commercializes regenerative medicine products intended to improve the health and lives of patients and lower overall healthcare costs. Osiris has achieved commercial success with products in wound care, orthopedics, and sports medicine, including the Grafix product line, Stravix, BIO4 and Cartiform.

        Osiris began its operations in 1992 and was a Delaware corporation until, with the approval of its stockholders, it reincorporated as a Maryland corporation in May 2010. Osiris' principal executive offices are located at 7015 Albert Einstein Drive, Columbia, MD 21046, and its telephone number is (443) 545-1800.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Osiris is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Osiris' directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Osiris' securities, any material interests of such persons in transactions with Osiris and other matters is disclosed in Part III of Form 10-K or proxy statements. Such reports and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Osiris, that file electronically with the SEC. Osiris also maintains an Internet website at https://www.osiris.com/. The information contained in, accessible from or connected to Osiris' website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Osiris' filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.  Certain Information Concerning Purchaser, Parent and Smith & Nephew.

        General.    Purchaser is a Maryland corporation and a direct wholly owned subsidiary of Parent. Purchaser's principal offices are located in The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093-2264 and its telephone number is +44 (0)20 7401 7646. Purchaser was formed for the purpose of making a tender offer for all the Shares of Osiris and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        Parent is a Delaware corporation and an indirect wholly owned subsidiary of Smith & Nephew. Parent's principal offices are located in 5600 Clearfork Main Street Fort Worth, Texas 76109, and its telephone number is +44 (0)20 7401 7646.

        Smith & Nephew is a portfolio medical technology business with leadership positions in Orthopaedics, Advanced Wound Management and Sports Medicine & ENT. Smith & Nephew has more than 16,000 employees and a presence in more than 100 countries. Annual sales for the year-ended December 31, 2018 were $4.9 billion. Smith & Nephew is a public limited company formed under the laws of England and Wales with its principal offices located at 15 Adam Street, London WC2N 6LA, United Kingdom and its telephone number is +44 (0)20 7401 7646. Smith & Nephew is a member of the FTSE100 (LSE:SN, NYSE:SNN). The ordinary shares of Smith & Nephew are listed and traded on the premium segment of the main market of the London Stock Exchange and its American Depositary Shares (each American Depositary Share representing two ordinary shares) are listed and traded on the New York Stock Exchange.

        Additional Information.    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser, Parent and Smith & Nephew are listed in Schedule A to this Offer to Purchase.

        During the last five years, none of Purchaser, Parent or Smith & Nephew or, to the best knowledge of Purchaser, Parent and Smith & Nephew, any of the persons listed in Schedule A hereto (a) has been convicted in a criminal proceeding (excluding traffic violations or other minor offences or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (a) none of Purchaser, Parent, Smith & Nephew, any of their majority-owned subsidiaries or, to the best knowledge of Purchaser, Parent and Smith & Nephew, any of the persons listed in Schedule A of this Offer to Purchase or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (b) none of Purchaser, Parent or Smith & Nephew or, to the best knowledge of Purchaser, Parent and Smith & Nephew, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser, Parent, Smith & Nephew or, to the best knowledge of Purchaser, Parent and Smith & Nephew, any of the persons listed in Schedule A hereto, has any contract, arrangement, or understanding with any other person with respect to any securities of Osiris, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Offer to Purchase, none of Purchaser, Parent, Smith & Nephew or, to the best knowledge of Purchaser, Parent and Smith & Nephew, any of the persons listed on Schedule A of this Offer to Purchase, has had any business relationship or transaction with Osiris or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

        Except as set forth in this Offer to Purchase (see Section 9—"Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Osiris"), there have been no contacts, negotiations or transactions between Parent, Smith & Nephew or any of their respective subsidiaries or, to the best knowledge of Parent and Smith & Nephew, any of the persons listed in Schedule A hereto, on the one hand, and Osiris or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Smith & Nephew, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. In addition, Smith & Nephew is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and, accordingly, is required to file with the SEC annual reports on Form 20-F within four months from the end of the fiscal year, as well as other reports and information on Form 6-K. Such reports and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Smith & Nephew, that file electronically with the SEC. Smith & Nephew also maintains an Internet website at http://www.smith-nephew.com/. The information contained in, accessible from or connected to Smith & Nephew's website is not incorporated into, or otherwise a part of, this Offer to Purchase. Parent and Purchaser are not SEC registrants and do not file Exchange Act reports with the SEC.

9.  Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Osiris.

        The following is a description of significant contacts between Smith & Nephew and its representatives, on the one hand, and Osiris and its representatives, on the other hand, that resulted in the execution of the Merger Agreement and the commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication between Smith & Nephew and its representatives, on the one hand, and Osiris and its representatives, on the other hand. For a summary of the activities of Osiris and its representatives leading up to the execution and delivery of the Merger Agreement, please refer to Osiris' Schedule 14D-9, which has been filed with the SEC and is being mailed to Osiris stockholders with this Offer to Purchase.

        Smith & Nephew has historically expanded its business through organic growth as well as strategic acquisitions, partnerships and collaborations. From time to time, Smith & Nephew considers and makes investments, including acquisitions, as the board of directors of Smith & Nephew (the "Smith & Nephew Board") deems appropriate and in the best interests of Smith & Nephew and its stockholders.

        On July 9, 2018, Michael Sinclair, Director, Pipeline Strategy of Osiris, contacted the President, U.S. of Smith & Nephew, by email to determine whether Smith & Nephew would be interested in pursuing a commercial collaboration or partnership between Osiris and Smith & Nephew with respect to Osiris' wound care business.

        On July 12, 2018, the President, U.S. of Smith & Nephew replied to Mr. Sinclair by email indicating that Smith & Nephew was interested in a preliminary discussion regarding a potential commercial arrangement between Smith & Nephew and Osiris with respect to Osiris' wound care business. Later that same day, Osiris sent a draft non-disclosure agreement to Smith & Nephew.

        On July 24, 2018, a subsidiary of Smith & Nephew and Osiris entered into a non-disclosure agreement, effective as of July 12, 2018, to facilitate further discussion and the exchange of information between Smith & Nephew and Osiris.

        In late July, 2018, the Vice President, Corporate Development of Smith & Nephew and Mr. Sinclair spoke telephonically to schedule an in-person meeting between Osiris and Smith & Nephew. The Vice President, Corporate Development of Smith & Nephew and Mr. Sinclair also discussed the high-level agenda for such meeting.

        On August 2, 2018, members of senior management of Smith & Nephew met with members of senior management of Osiris at Osiris' headquarters in Columbia, Maryland, to discuss Osiris' major products and potential opportunities with respect to Osiris' wound care business.

        In August 2018, Smith & Nephew made various requests for, and Osiris provided, information regarding Osiris' wound care business.

        In late August and September 2018, the Vice President, Corporate Development of Smith & Nephew and Mr. Sinclair spoke telephonically on various occasions. In the course of those discussions, the Vice President, Corporate Development of Smith & Nephew confirmed that Smith & Nephew continued to be interested in a potential commercial arrangement between Osiris and Smith & Nephew. In late September 2018, the Vice President, Corporate Development of Smith & Nephew suggested that they arrange an in-person meeting between representatives of Osiris and Smith & Nephew to further discuss potential opportunities with respect to Osiris' wound care business.

        On October 30, 2018, members of senior management of Smith & Nephew attended presentations by Osiris' senior management at Osiris' headquarters in Columbia, Maryland, regarding Osiris' major products and pipeline and met with members of senior management of Osiris to discuss a potential strategic transaction with respect to Osiris' wound care business.

        On November 14, 2018, the Vice President, Corporate Development of Smith & Nephew spoke telephonically with members of senior management of Osiris. In the course of that discussion, the Vice President, Corporate Development of Smith & Nephew indicated that Smith & Nephew remained interested in a potential strategic transaction involving Osiris' wound care products and was continuing to evaluate Osiris' other products.

        On November 20, 2018, the Vice President, Corporate Development of Smith & Nephew and Phil Cowdy, Executive Vice President, Business Development & Corporate Affairs of Smith & Nephew spoke telephonically with members of senior management of Osiris. In the course of that discussion, Mr. Cowdy requested a meeting with the Chairman of the board of directors of Osiris (the "Osiris Board") to discuss Smith & Nephew's interest in a potential strategic transaction with respect to Osiris' wound care business.

        On December 6, 2018, Mr. Sinclair and Samson Tom, President and Chief Executive Officer of Osiris, spoke telephonically with the Vice President, Corporate Development of Smith & Nephew and a representative of Lazard Freres & Co. LLC, Smith & Nephew's financial advisor. In the course of that discussion, the Vice President, Corporate Development of Smith & Nephew confirmed that Smith & Nephew was interested in a potential strategic transaction between Smith & Nephew and Osiris, including a potential acquisition of all of the outstanding common stock of Osiris.

        On December 14, 2018, Mr. Cowdy met with Peter Friedli, the Chairman of the Osiris Board, in Zurich, Switzerland, to continue to discuss Smith & Nephew's interest in a potential strategic transaction with Osiris. In the course of that discussion, Mr. Cowdy requested that Osiris provide Smith & Nephew with additional information to assist with its review of the potential strategic transaction, including information with respect to Osiris' budget, and requested a meeting with senior management of Osiris.

        On December 18, 2018, the Smith & Nephew Board held a regular meeting, which was attended by members of senior management of Smith & Nephew. During this meeting, members of senior management of Smith & Nephew provided the Smith & Nephew Board with an overview of the Osiris business and an update regarding the status of communications with Osiris.

        Also on December 18, 2018, members of senior management of Smith & Nephew spoke telephonically with Mr. Tom and Mr. Sinclair to discuss next steps regarding a potential strategic transaction between Smith & Nephew and Osiris. In the course of that discussion, Mr. Cowdy reiterated Smith & Nephew's request that Osiris provide Smith & Nephew with additional information and arrange a meeting with senior management of Osiris.

        In January 2019, Smith & Nephew made various requests for, and Osiris provided, information regarding Osiris. On January 22, 2019, Smith & Nephew was provided with access to an electronic data room that contained certain non-public information regarding Osiris.

        On January 25, 2019, members of management of Smith & Nephew attended presentations by Osiris' senior management at Osiris' headquarters in Columbia, Maryland, and met with members of senior management of Osiris to discuss Osiris' major products and operations and to review Osiris' financial statements.

        On January 30, 2019, Mr. Cowdy contacted Mr. Friedli by telephone to confirm Smith & Nephew's interest in moving forward with a strategic transaction between the parties.

        On February 12, 2019, following further consideration of the matter by management of Smith & Nephew, Mr. Cowdy met with Mr. Friedli in Zurich, Switzerland, and indicated that Smith & Nephew would be interested in pursuing an acquisition of Osiris. Mr. Cowdy, on behalf of Smith & Nephew, provided Mr. Friedli with a nonbinding letter confirming Smith & Nephew's interest in a potential acquisition of Osiris for $17.50 per Share in cash, representing a premium of approximately 35.4% relative to the volume weighted average price ("VWAP") of Osiris' common stock for the 90 days preceding February 12, 2019. The nonbinding proposal was subject to: (1) satisfactory completion of due diligence; (2) execution of a mutually acceptable definitive agreement; (3) execution of mutually acceptable support agreements with certain large stockholders of Osiris; and (4) approval by the Smith & Nephew Board.

        On February 14, 2019, Mr. Cowdy and Mr. Friedli spoke telephonically regarding the potential strategic transaction. In the course of that discussion, Mr. Friedli confirmed that he had provided Smith & Nephew's proposal to Mr. Tom and that he was in the process of scheduling a board meeting to discuss Smith & Nephew's proposal with the Osiris Board.

        In mid-February 2019, Mr. Cowdy and Mr. Friedli discussed the possibility of Mr. Friedli taking on a consulting role for a limited period of time post-closing, to assist with the transition, given

Mr. Friedli's expertise in the industry and specific knowledge of the Company. Mr. Cowdy and Mr. Friedli agreed they would discuss this possibility further only after a transaction was agreed to and publicly announced.

        On February 20, 2019, following a meeting of the Osiris Board on February 19, 2019, Mr. Friedli contacted Mr. Cowdy by telephone to communicate feedback on Smith & Nephew's proposal from the Osiris Board. In the course of that discussion, Mr. Friedli requested that Smith & Nephew improve its proposed offer price to $18.50 per Share.

        On February 22, 2019, Mr. Cowdy contacted Mr. Friedli by telephone and proposed an increased offer price of $18.00 per Share, in cash.

        On February 25, 2019, Mr. Cowdy and Mr. Friedli spoke by telephone to discuss the proposed transaction. In the course of that discussion, Mr. Cowdy confirmed Smith & Nephew's offer price of $18.00 per Share, in cash. This offer was subsequently confirmed in a nonbinding letter dated March 1, 2019 from Mr. Cowdy, on behalf of Smith & Nephew, to Mr. Friedli. The proposal requested that Osiris grant exclusivity to Smith & Nephew for a limited period of time, so that Smith & Nephew and Osiris could jointly work to announce the signing of a definitive agreement on March 12, 2019, and offered to agree to certain customary standstill restrictions.

        On February 27, 2019, a representative of Hogan Lovells US LLP ("Hogan Lovells"), Osiris' legal counsel, contacted a representative of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss"), Smith & Nephew's legal counsel, by telephone to discuss the potential transaction. The representative of Hogan Lovells proposed that the definitive agreement include a "go-shop" provision that would permit the Osiris Board to actively solicit competing bids for a specified period of time following the execution of the agreement.

        Also on February 27, 2019, Osiris provided Smith & Nephew with a draft of Osiris' 2018 financial statements and fourth quarter 2018 financial results.

        On February 28, 2019, a representative of Paul, Weiss informed a representative of Hogan Lovells by telephone that Smith & Nephew would not agree to the inclusion of a "go-shop" provision, but would be willing to agree to a termination fee towards the lower end of, or even slightly below, the customary range of 3.0% to 4.0% of the equity value of Osiris.

        On March 1, 2019, a representative of Hogan Lovells contacted a representative of Paul, Weiss by telephone to confirm that Osiris would agree to drop the request for a "go-shop" provision, and the parties agreed in principle to a termination fee equal to 2.8% of the equity value of Osiris.

        On March 2, 2019, the proposed exclusivity and standstill provisions contained in Smith & Nephew's March 1 letter became effective when countersigned by Osiris. Pursuant to the terms of the letter agreement, Osiris agreed not to engage in any negotiations or discussions with any other third party regarding a potential acquisition of Osiris, from the time of execution of the agreement until March 12, 2019, provided that such period would be automatically extended for an additional fourteen (14) days if both parties were working in good faith towards the execution of a definitive agreement with respect to a potential transaction.

        On March 5, 2019, on behalf of Smith & Nephew, Paul, Weiss provided Hogan Lovells a draft Merger Agreement. The Merger Agreement did not include a "go-shop" provision and provided for a termination fee equal to 2.8% of the equity value of Osiris.

        Also on March 5, 2019, Mr. Cowdy and Simon Fraser, President, Advanced Wound Management of Smith & Nephew met with Mr. Friedli at Smith & Nephew's offices in London, England to discuss the proposed transaction. In the course of those discussions, Mr. Friedli requested that Smith & Nephew improve its proposed offer price to $18.50 per Share. Also in the course of those discussions,

Mr. Cowdy suggested that Smith & Nephew's and Osiris' respective financial advisors connect to discuss valuation.

        Later that same day, a representative of Lazard and representatives of Cantor Fitzgerald & Co., Osiris' financial advisor, participated in a telephone conference to discuss matters related to the proposed transaction.

        From March 5, 2019 through March 7, 2019, representatives of management of Smith & Nephew visited Osiris' headquarters in Columbia, Maryland, to continue its due diligence review and met with management of Osiris to discuss Osiris' business.

        On March 7, 2019, Hogan Lovells provided Paul, Weiss a revised draft of the proposed Merger Agreement. Also on March 7, 2019, Paul, Weiss provided Hogan Lovells a draft Tender and Support Agreement to be entered into by Mr. Friedli.

        From March 7, 2019 through March 11, 2019, representatives of Paul, Weiss and representatives of Hogan Lovells engaged in a series of discussions and exchanged drafts of the proposed Merger Agreement and proposed Tender and Support Agreement while Smith & Nephew's due diligence investigation of Osiris continued.

        On March 8, 2019, Namal Nawana, the Chief Executive Officer of Smith & Nephew and Mr. Cowdy contacted Mr. Friedli by telephone to discuss the proposed transaction. In the course of that discussion, Mr. Nawana confirmed Smith & Nephew's continued interest in pursuing an acquisition of Osiris and indicated that Smith & Nephew would consider increasing its proposed offer price.

        Later that same day, Mr. Friedli contacted Mr. Cowdy by email to request that Smith & Nephew improve its proposed offer price to $18.75 per Share, noting, among other things, the increase in the trading price of Osiris' common stock since the date of Smith & Nephew's offer of $18.00 per Share.

        On March 9, 2019, Mr. Cowdy contacted Mr. Friedli by telephone to inform him that Smith & Nephew was willing to increase its offer price to $18.75 per Share, payable in cash.

        Also on March 9, 2019, members of senior management of Smith & Nephew provided the Smith & Nephew Board with an update regarding the potential transaction, including a summary of Smith & Nephew's due diligence findings and material transaction terms. The formal resolutions approving the transaction were adopted by the Smith & Nephew Board, by unanimous written consent, on March 11, 2019.

        On March 11, 2019, Osiris reported to Smith & Nephew that, at its special meeting held on that date, the Osiris Board met to consider the proposed transaction and unanimously approved the Merger Agreement and the transactions contemplated thereby.

        Later that same day, following the closing of the financial markets in New York City, Mr. Friedli contacted Mr. Nawana and Mr. Cowdy by telephone to request that Smith & Nephew increase the value of its offer, since, among other things, the closing price per share of Osiris common stock of $18.88 had risen above Smith & Nephew's current offer price of $18.75. In a subsequent telephone conversation, Mr. Nawana and Mr. Cowdy informed Mr. Friedli that Smith & Nephew was willing to increase its offer price to $19.00 per Share, payable in cash, representing a premium of approximately 37.0% relative to the VWAP of Osiris' common stock for the 90 days preceding March 11, 2019.

        During March 11, 2019 and the early morning of March 12, 2019, representatives of Paul, Weiss and representatives of Hogan Lovells, on behalf of their respective clients, worked to finalize the proposed Merger Agreement and related transaction documents.

        Early in the morning of March 12, 2019, Parent, Purchaser, Smith & Nephew and Osiris executed and entered into the Merger Agreement and Parent, Purchaser and Mr. Friedli executed the Tender and Support Agreement.

        In the morning of March 12, 2019, prior to the opening of the financial markets in New York City, Osiris and Smith & Nephew each issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer. Smith & Nephew's press release is included as Exhibit (a)(1)(G) to the Schedule TO and is incorporated herein by reference.

        On March 17, 2019, Mr. Cowdy and Mr. Friedli again discussed the possibility of Mr. Friedli entering into a consulting arrangement for a limited period of time post-closing, to assist with the transition given Mr. Friedli's expertise in the industry and specific knowledge of the Company. They agreed in principle that Mr. Friedli and Smith & Nephew or one of its affiliates would enter into a two-year transitional consulting arrangement, for $250,000 per year, subject to agreement on other terms and conditions to be negotiated in the coming weeks.

10.  The Merger Agreement; Other Agreements.

Summary of the Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary of the Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Purchaser, Osiris or their respective affiliates, and it is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about Osiris or the transactions contemplated in the Merger Agreement contained in public reports filed by Osiris or Parent with the SEC. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Purchaser, Parent and Smith & Nephew." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this section and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the confidential disclosure schedules delivered by Osiris to Parent and Purchaser in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholder, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of Osiris at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about Osiris in Osiris' public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Osiris' public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, Osiris, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the solicitation/recommendation statement on Schedule 14D-9 to be filed by Osiris, as well as in Osiris' other public filings.

The Offer

        The Merger Agreement provides that Purchaser will commence the Offer no sooner than March 19, 2019 and no later than April 2, 2019, and that, subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 14—"Conditions of the Offer," Purchaser will, and Parent will cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not validly withdrawn promptly following the applicable Expiration Time of the Offer.

        Terms and Conditions of the Offer.    The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 14—"Conditions of the Offer." The Offer conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Purchaser only with the prior written consent of Osiris. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer, provided that, unless otherwise expressly provided in the Merger Agreement or previously approved by Osiris in writing, Purchaser is not permitted to (a) reduce the number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price, (c) change the form of consideration payable in the Offer, (d) amend, modify or waive the Minimum Tender Condition, (e) add to the Offer conditions or amend, modify or supplement any Offer condition in any manner adverse to the holders of Shares, or (f) extend the Expiration Time of the Offer in any manner other than as provided in the Merger Agreement.

        Extensions of the Offer.    If at the initial Expiration Time of the Offer (the "Initial Expiration Time"), any condition of the Offer has not been satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived in compliance the Merger Agreement, Parent and Purchaser have agreed to extend the Offer for a period determined by Parent of not more than 10 business days. Thereafter, if at any then scheduled expiration of the Offer, any condition of the Offer has not been satisfied or waived, Parent and Purchaser have agreed to extend the Offer on one or more occasions, in consecutive increments of up to 10 business days (the length of such periods to be determined by Parent), provided that Parent and Purchaser shall in no circumstance be required to extend the Offer to a date subsequent to the Outside Date. In addition, (x) Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or its staff applicable to the Offer and (y) Purchaser may, and Parent may cause Purchaser to, make available a "subsequent offering period" in accordance with the Rule 14d-11 under the Exchange Act.

Recommendation

        Osiris has also represented in the Merger Agreement that the Osiris Board, at a meeting duly called and held, (a) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determined that the Offer, the Merger, and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of Osiris and its stockholders; (c) acknowledged and agreed that the Merger shall be effected under Section 3-106.1 of the MGCL and shall be effected as promptly as possible following the acceptance of the Shares for payment by Purchaser; and (d) resolved to recommend that the stockholders of Osiris accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the "Recommendation" and such actions by the Osiris Board, the "Board Actions").

Osiris's Board

        Pursuant to the Merger Agreement and subject to compliance with applicable law, if the Merger Closing has not occurred within two business days following the Acceptance Time, Purchaser is entitled to designate a number of directors, rounded up to the next whole number, to the Osiris Board that is equal to the total number of directors on the Osiris Board (giving effect to the increase described in this sentence) multiplied by the percentage that the total number of Shares then outstanding that are beneficially owned by Parent and its subsidiaries (including all Shares accepted for payment as being owned as of the Acceptance Time), and Osiris will cause Parent's designees to be elected or appointed to the Osiris Board, including by increasing the number of directors and seeking and accepting resignations from incumbent directors. At such time, Osiris is also required to cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Osiris Board, to the fullest extent permitted by applicable law and the rules of the NASDAQ.

The Merger

        The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with law, at the Effective Time of the Merger:

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  Purchaser will be merged with and into Osiris and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

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  Osiris will be the Surviving Corporation in the Merger and will become an indirect subsidiary of Parent; and

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  all of the properties, rights, privileges, powers and franchises of Osiris and Purchaser will vest in the surviving corporation, and all of the claims, obligations, liabilities, debts and duties of Osiris and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        Charter; Bylaws; Directors and Officers of the Surviving Corporation.    At the Effective Time of the Merger, Osiris's charter will be amended and rested in its entirety to read as set forth on Exhibit B to the Merger Agreement, and as so amended will be the charter of the Surviving Corporation. The bylaws of Purchaser as in effect immediately prior to the Effective Time of the Merger will be the bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of Osiris immediately prior to the Effective Time of the Merger will become the officers of the Surviving Corporation from and after the Effective Time until the earlier of their death, resignation, removal or disqualification or until their respective successors are duly elected and qualified, as the case may be.

        Merger Closing Conditions.    The obligations of Parent and Purchaser, on the one hand, and Osiris, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by law) the waiver of the following conditions:

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  the consummation of the Merger will not then be restrained, enjoined or otherwise prevented or prohibited by any order of any court of competent jurisdiction or Law which remains in effect that enjoins or otherwise prohibits consummation of the Merger; and

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  Purchaser shall have accepted for payment all of the Shares validly tendered and not validly withdrawn pursuant to the Offer.

        Merger Consideration.    At the Effective Time of the Merger, each Share issued and outstanding immediately prior to the Effective Time of the Merger (other than Shares directly owned by Purchaser or any subsidiary of Osiris) will be converted into the right to receive the Offer Price in cash (the "Merger Consideration"). All shares converted into the right to receive the Offer Price will be canceled and cease to exist at the Effective Time of the Merger.

        Payment for Osiris Shares.    At or prior to the Effective Time of the Merger, Purchaser will deposit, and Parent will cause Purchaser to deposit, with the paying agent the funds necessary to pay the aggregate Merger Consideration to the stockholders.

        As promptly as reasonably practicable after the Effective Time of the Merger, the paying agent will send to each holder of Shares a letter of transmittal and instructions advising Osiris stockholders how to surrender stock certificates in exchange for the Merger Consideration. The paying agent will pay the Merger Consideration to Osiris stockholders upon receipt of (a) surrendered certificates representing the Shares and (b) a signed letter of transmittal and any other items specified by the paying agent. Interest will not be paid or accrue in respect of the Merger Consideration. The Surviving Corporation will reduce the amount of any Merger Consideration paid to Osiris stockholders by any applicable withholding taxes.

        If any cash deposited with the paying agent is not claimed within six months following the Effective Time of the Merger, such cash will be returned to Surviving Corporation (or its designee), upon demand, and any holders of Share certificates who have not complied with Share certificate exchange procedures in the Merger Agreement shall thereafter look only to Surviving Corporation for, and Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration.

        The transmittal instructions will include instructions if the stockholder has lost the Share certificate or if it has been stolen or destroyed. The stockholder will be required to provide an affidavit of that fact and, if required by the paying agent or Purchaser, provide an indemnity against any claim that may be made against it in respect of the Share certificate.

        Treatment and Payment of Osiris Stock Options.    At the Effective Time of the Merger, each of the Options, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price and the amount by which the Offer Price per share exceeds the exercise price per share subject to such Option (in all cases, subject to applicable withholding taxes). As soon as practicable following the Effective Time of the Merger, but in any event no later than 15 calendar days following the Effective Time of the Merger, the Surviving Corporation is required to make by a payroll payment through the Surviving Corporation's payroll provider the amounts payable in respect of the Options to the applicable holders thereof, subject to the terms of the Merger Agreement, provided that any such amount that is considered nonqualified deferred compensation under Section 409A of the United States Internal Revenue Code of 1986, as amended is required to be made at the time required under the applicable arrangement.

Representations and Warranties

        The Merger Agreement contains representations and warranties of Osiris, Parent and Purchaser.

        Some of the representations and warranties in the Merger Agreement made by Osiris are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect" means any change, effect, event, occurrence or fact that individually or in the aggregate with all other changes, effects, events, occurrences or facts (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Osiris and its subsidiaries, taken as a whole or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the ability of Osiris to perform its obligations under the Merger Agreement. For the purposes of clause (a) above, no change, effect, event, occurrence or fact directly arising out of or directly relating to any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect:

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  general economic, credit, capital or financial markets, regulatory, legislative or political conditions in the United States or elsewhere in the world;

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  geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date of the Merger Agreement;

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  the occurrence of natural disasters or force majeure events adverse to the business being carried on by Osiris and its subsidiaries, including any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of the Merger Agreement;

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  any change in applicable law, regulation or generally accepted accounting principles (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of the Merger Agreement;

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  general conditions in the industries in which Osiris and its subsidiaries primarily operate;

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  any action taken by Osiris or its subsidiaries that is required by the Merger Agreement or at Parent's written request;

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  any change in supplier, employee, financing source, regulatory, partner, customer, client or similar relationship resulting from the announcement or pendency of the Merger Agreement;

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  the failure, in and of itself, of Osiris to meet any internal or published projections, budget, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the Shares or the credit rating of Osiris (it being understood that the underlying facts giving rise to or contributing to such failure or change may constitute, or be taken into account in determining whether there has been, a Material Adverse Effect to the extent not otherwise excluded by another exception in the definition of Material Adverse Effect); or

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  the public announcement, execution or delivery of the Merger Agreement or the pendency of the transactions contemplated thereby,

except, in the cases of the first five bullets points above, to the extent that Osiris and its subsidiaries, taken as a whole, are disproportionately adversely affected by such item as compared with other participants in the industries in which Osiris and its subsidiaries primarily operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

        In the Merger Agreement, Osiris has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

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  corporate matters related to Osiris and its subsidiaries, such as organization, standing and corporate power;

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  its subsidiaries;

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  its capitalization;

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  authority;

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  certain recommendations of the Osiris Board;

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  non-contravention;

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  public SEC filings and financial statements;

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  the absence of undisclosed liabilities;

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  the absence of certain changes or events;

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  absence of litigation;

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  material contracts;

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  compliance with laws;

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  labor and employment matters;

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  employee benefit matters;

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  tax matters;

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  real property;

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  intellectual property;

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  environmental matters;

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  insurance;

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  regulatory matters;

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  affiliate transactions;

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  certain business practices;

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  information supplied;

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  the inapplicability of certain state takeover statutes or regulations to the Offer or the Merger;

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  sanctions law matters;

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  finders' and brokers' fees and expenses; and

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  opinions of financial advisors with respect to the fairness of the Offer Price.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Osiris with respect to, among other things:

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  corporate matters related to Parent and Purchaser, such as organization, standing and corporate power;

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  authority;

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  non-contravention;

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  funding;

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  absence of litigation;

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  information supplied;

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  operation of Purchaser;

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  no ownership of Shares;

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  finders' and brokers' fees and expenses; and

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  Parent's independent review of Osiris.

        None of the representations and warranties contained in the Merger Agreement will survive the Effective Time; provided, that this provision will not limit any obligation of any party which by its terms contemplates performance after the Effective Time.

Conduct of Business of Osiris

        The Merger Agreement provides that, except (a) as may be otherwise required by applicable law, (b) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (c) as expressly provided by the Merger Agreement, following the date of the Merger Agreement, and prior to the Effective Time of the Merger, Osiris is required to, and required to cause each of its subsidiaries to:

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  carry on its business in the ordinary course of business consistent with past practice;

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  use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with key employees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with Osiris or any of its subsidiaries consistent with past practice; and

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  comply in all material respects, with applicable law in a manner consistent with past practice.

        In addition, during the same period, except as expressly required by or permitted by the Merger Agreement, required by law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), Osiris shall not, and shall not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds, materiality standards, carve-outs and exceptions specified in the Merger Agreement:

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  making dividends or distributions in respect of any of its capital stock;

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  splitting, combining or reclassifying any of its capital stock;

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  repurchasing, redeeming, or otherwise acquiring any shares of its capital stock;

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  issuing or selling any shares of its capital stock;

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  amending the organizational documents of Osiris or of any of its subsidiaries;

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  acquiring, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, real property, securities, properties, interests, or businesses or make any investment;

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  selling, leasing, licensing or disposing of its properties or assets;

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  incurring indebtedness for borrowed money or issuing or selling any debt securities;

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  making any loans or capital contributions to, or investments in, any other person

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  effecting increases in compensation, severance or other benefits payable to directors, officers or employees, entering into any collective bargaining agreement or company benefit plan, accelerating any rights under any company benefit plan, granting, amending or modifying any equity or equity-based awards, or hiring certain officers, employees, independent contractors and consultants;

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  settling any pending or threatened suit or claim;

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  effecting material changes in accounting methods, principles or practices;

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  adopting a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Osiris or any of its subsidiaries;

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  effecting tax election changes, changes to tax returns, request any rulings from or enter into any closing agreement with any governmental authority, surrender any right to claim a material tax refund, changes to annual tax accounting periods, changes to tax accounting methods, settlements of, or extensions or waivers of the applicable statute of limitations for any tax claim;

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  making certain capital expenditures;

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  making any investments or material changes with respect to Osiris's manufacturing process;

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  terminating, amending, modifying, extending or failing to exercise any renewal option, or waiving rights or claims under certain specified contracts or enter into certain agreements containing non-compete restrictions, granting exclusivity rights, agreements relating to leasing or purchasing of real property, contracts with change of control provisions;

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  entering into any government contract;

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  commencing any new line of business; or

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  authorizing any of, or committing or agreeing to take any of, the foregoing actions.

Response to Takeover Proposals

        Generally, notwithstanding anything to the contrary contained in the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the consummation of the Offer Osiris has received a bona fide, written Takeover Proposal from a third party that did not result from a material breach of Section 6.02 (solicitation; takeover proposals; change of recommendation) of the Merger Agreement, (a) Osiris and its Representatives may contact the person proposing such Takeover Proposal or the Representatives of such person solely to clarify the terms and conditions thereof and (b) if the Osiris Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and the failure to take the following actions is reasonably likely to be inconsistent with the directors' fiduciary duties under applicable Law, Osiris may:

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  enter into an Acceptable Confidentiality Agreement with the person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to Osiris and its subsidiaries to such person pursuant to such Confidentiality Agreement, provided, that Osiris shall provide to Parent, prior to or concurrently with its provision to such person, any non-public information concerning Osiris or its subsidiaries to which any person is provided such access and which was not previously provided to Parent, or

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  engage in discussions or negotiations with the person making such Takeover Proposal and such person's Representatives regarding such Takeover Proposal.

No Solicitation

        From the date of the Merger Agreement until the Effective Time of the Merger, or, if earlier, the termination of the Merger Agreement in accordance with its terms, Osiris shall not, and shall cause its Affiliates and its and their respective directors, officers, employees and Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (b) provide any non-public information concerning Osiris or any of its subsidiaries to any person or group (or any Representative thereof, in its capacity as such) who would reasonably be expected to make, any Takeover Proposal, (c) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (d) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement relating thereto, (e) otherwise cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations, or (f) resolve or agree to do any of the foregoing; provided, however, that ministerial acts, such as answering unsolicited phone calls, will not be deemed to "facilitate" for purposes of, or otherwise constitute, a breach of the section of the Merger Agreement governing the restrictions on Osiris's ability to solicit Takeover Proposals. Subject to the section of the Merger Agreement governing Osiris's response to Takeover Proposals, Osiris shall, and shall cause its Affiliates and its and their respective Representatives to:

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  immediately cease and cause to be terminated all existing discussions or negotiations with any person or group conducted prior to execution of the Merger Agreement with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal,

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  immediately terminate access by any third party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and

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  promptly (and in any event within two days following the date of the Merger Agreement) request the prompt return or destruction of any non-public information provided to any third party within the 12 months immediately preceding the date of the Merger Agreement in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal to the extent that Osiris is entitled to have such documents returned or destroyed.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acceptable Confidentiality Agreement" means a confidentiality agreement with terms no less favorable to Osiris in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall expressly not prohibit, or adversely affect the rights of Osiris thereunder upon compliance by Osiris with any provision of the Merger Agreement; provided further that such confidentiality agreement may contain a less restrictive or no standstill restriction.

  •
  "Acquisition Agreement" means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement.

  •
  "Intervening Event" means a change, effect, event, occurrence or fact that materially affects Osiris and its subsidiaries, taken as a whole (other than any change, effect, event, occurrence or fact resulting from a material breach of the Merger Agreement by Osiris) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to Osiris Board as of the date of the Merger Agreement, which change, effect, event, occurrence or fact becomes known to Osiris Board prior to the consummation of the Offer.

  •
  "Superior Proposal" means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (a) more than 50% of the outstanding Shares or (b) all or substantially all of the consolidated assets of Osiris and its subsidiaries, in either case which the Osiris Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the stockholders of Osiris from a financial point of view than the Offer and the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in connection with a response to a change in recommendation by the Osiris Board).

  •
  "Takeover Proposal" means any offer or proposal, including any amendment or modification to any existing offer or proposal, whether or not in writing (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent or Purchaser), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by the Merger Agreement, with a person or group relating to (x) the issuance to such person or group or acquisition by such person or group of at least 15% of the equity interests in Osiris or (y) the acquisition by such person or group of at least 15% of the consolidated assets of Osiris (including indirectly through ownership of equity in subsidiaries of Osiris) and the subsidiaries of Osiris, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

Osiris Board's Recommendation; Adverse Recommendation Changes

        Neither the Osiris Board nor any committee thereof shall (i)(A) withhold, withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or rescind (or modify in a manner adverse to Parent), the Recommendation or the findings or conclusions of the Osiris Board, (B) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal or (C) publicly propose or announce an intention to take any of the foregoing actions (any action described in clauses (A), (B) or (C) an "Adverse Recommendation Change") or (ii) cause or permit Osiris or any of its subsidiaries to execute or enter into an Acquisition Agreement other than an Acceptable Confidentiality Agreement.

        Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the consummation of the Offer, and subject to compliance with the terms of the Merger Agreement regarding matching rights described two paragraphs below, the Osiris Board may make an Adverse Recommendation Change (but only with respect to clause (A) of the definition) in response to an Intervening Event if the Osiris Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the Osiris Board's fiduciary duties under applicable law.

        Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the consummation of the Offer, if, (i) in response to a bona fide written Takeover Proposal made after the date of the Merger Agreement and not validly withdrawn that did not result from a breach of the section of the Merger Agreement governing the restrictions on Osiris's ability to solicit Takeover Proposals, the Osiris Board determines in good faith (after consultation with its outside counsel and financial advisors) that such Takeover Proposal constitutes a Superior Proposal and (ii) the failure to do so would be reasonably likely to be inconsistent with the Osiris Board's fiduciary duties under applicable law, (A) subject to compliance with the terms of the Merger Agreement regarding matching rights described in the paragraph below, the Osiris Board may make an Adverse Recommendation Change or (B) Osiris may terminate the Merger Agreement in accordance with its terms in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that Osiris shall not terminate the Merger Agreement unless Osiris (x) has complied with its obligations under the Merger Agreement regarding matching rights described in the paragraph below (y) pays, or causes to be paid, to Parent the Termination Amount payable pursuant to the Merger Agreement prior to or concurrently with such termination and (z) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

        Osiris shall not be entitled to make an Adverse Recommendation Change due to an Intervening Event or Superior Proposal or terminate the Merger Agreement in order to enter into an Acquisition Agreement with respect to such Superior Proposal, unless (x) Osiris shall have provided to Parent four business days' prior written notice (the "Match Right Notice"), advising Parent that Osiris intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal or details of such Intervening Event, as applicable) and (y):

  i.
  during such four business day period, if requested by Parent, Osiris and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of the Merger Agreement intended by Parent so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

  ii.
  the Osiris Board shall have considered any adjustments to the Merger Agreement (including a change to the price terms thereof) and any other agreements that may be proposed in writing by Parent (the "Proposed Changed Terms") no later than 11:59 p.m., Eastern Time, on the fourth business day of such four business day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate the Merger Agreement in order to accept a Superior Proposal, as applicable, would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law.

        Any (1) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event, (2) material revisions to the terms of a Superior Proposal or (3) material revisions to a Takeover Proposal that the Osiris Board had determined no longer constitutes a Superior Proposal shall constitute a new Intervening Event or Takeover Proposal, as applicable, and shall in each case require a new Match Right Notice; provided that the time periods set forth in the paragraph above with respect to the new Match Right Notice shall be reduced to three business days.

        The Merger Agreement does not prohibit Osiris from (a) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to its stockholders if, in the good faith determination of the Osiris Board, after consultation with its outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable laws or (c) making any "stop-look-and-listen" communication to the stockholders of Osiris pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Osiris) in which Osiris indicates that it has not changed the Recommendation.

Efforts to Close the Transaction

        In the Merger Agreement, each of Osiris, Parent, Purchaser and Smith & Nephew agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

  •
  obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any Third Party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Non-U.S. Merger Control Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation in connection with the transactions contemplated by the Merger Agreement by, any Governmental Authority, and

  •
  execute and delivery any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

        Additionally, each of Osiris, Parent, Purchaser and Smith & Nephew have agreed to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the assets or business of Osiris or any of its subsidiaries, (b) conduct, restrict, operate or otherwise change the assets, business or portion of assets or business of Osiris or any of its subsidiaries in any manner, or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Osiris or any of its subsidiaries.

        Notwithstanding the foregoing, none of Smith & Nephew, Parent, Purchaser or any of their subsidiaries is required under the Merger Agreement to agree to or otherwise be required to commit to, execute or consummate any action described in the immediately preceding paragraph or otherwise take or agree to take any other action if doing so would, individually or in the aggregate, reasonably be expected to be material to the business, assets, results of operations or financial condition of Osiris and its subsidiaries, taken as a whole. Further, Smith & Nephew, Parent, Purchaser, Osiris or any of their respective subsidiaries are not required to take or agree to take any of the foregoing actions, unless the effectiveness of such agreement or action is conditioned on the occurrence of the Merger Closing. Smith & Nephew, Parent, Purchaser and their subsidiaries are not required to take or agree to take any action or enter into any arrangement with respect to the assets, business or operations of Smith & Nephew, Parent, Purchaser or their respective affiliates pursuant to the Merger Agreement. Osiris cannot take or agree to any of the foregoing actions without the prior written consent of Parent.

Indemnification and Insurance

        Parent and Purchaser agreed that prior to the closing of the Offer, Osiris shall use its reasonable best efforts to purchase a "tail" or "runoff" directors' and officers' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by Osiris's directors' and officers' liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six (6) year period following the Closing and at a price not to exceed 250% of the amount per annum Osiris paid in its last full fiscal year prior to the date of the Merger Agreement (the "Current Premium"). If Osiris or Parent obtains such prepaid "tail" or "runoff" policies prior to the Effective Time the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If Osiris fails to purchase such "tail" or "runoff" policy prior to Closing, then either (a) Parent may purchase such "tail" or "runoff" policy on behalf of Osiris or the Surviving Corporation or (b) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain a directors' and officers' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by Osiris's directors' and officers' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of the Merger Agreement for a period of six years after the Effective Time; provided further, that in satisfying the obligation in clause (b), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 250% of the Current Premium and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation's good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.

        In addition, from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Osiris and its subsidiaries pursuant to (a) each indemnification agreement in effect between Osiris or any of its subsidiaries and any director or officer of Osiris or of a subsidiary of Osiris (each, an "Indemnified Party") made available to Parent; and

(b) any indemnification provision and any exculpation provision set forth in the articles of incorporation or bylaws of Osiris as in effect on the date of the Merger Agreement, in each case to the fullest extent permitted under applicable law. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent will cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the articles of incorporation and bylaws of Osiris as in effect on the date of the Merger Agreement.

Stockholder Litigation

        Osiris and Parent agreed to promptly advise the other party orally and in writing of any developments (other than immaterial developments) regarding, and cooperate fully with the each other in connection with, and to consult with and permit the other party to participate in, the defense, negotiation or settlement of any litigation relating to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, and Osiris will give reasonable and good faith consideration to Parent's advice with respect to such litigation. Osiris will not discuss, negotiate, compromise, settle, or agree to a settlement arrangement regarding any such litigation without Parent's consent.

Employee Benefit Matters

        Parent will provide, or will cause to be provided, to each Osiris employee who continues employment with Parent or any of its subsidiaries immediately following the Effective Time (which we refer to as "Continuing Employees"), for the period beginning at the Effective Time and ending on December 31, 2019 (a) base compensation that is at least equal to what was provided to the Continuing Employees as of immediately prior to the Effective Time, (b) cash incentive opportunities that are consistent with those provided to similarly situated employees of Parent and (c) all other compensation and employee benefits that are substantially comparable in the aggregate to those provided to the Continuing Employees as of immediately prior to the Effective Time (excluding equity-based compensation).

        The Continuing Employees shall be given credit for all full or partial years of service with Osiris and its subsidiaries and their respective predecessors performed prior to the Effective Time under any employee benefit plan of Parent, the Surviving Corporation, or any of their subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its subsidiaries in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits), to the extent past service was recognized for such Continuing Employees under the comparable Company Benefit Plans immediately prior to the Effective Time.

        In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time, Parent will, or will cause the Surviving Corporation to, use commercially reasonable efforts to cause (a) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable under such welfare benefit plans for such Continuing Employees and their eligible dependents to the extent that such pre-existing conditions, exclusions or waiting periods would not have applied in the absence of such change, and (b) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

        The Merger Agreement further provides that nothing in the foregoing obligations shall (a) create any Third Party beneficiary or other rights in any other person or entity, including any past or present employee of Osiris, or any dependent or beneficiary thereof to any right to continued employment with Parent or any of their affiliates, (b) amend any employee plan, or limit the right of Parent or its subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Parent and its subsidiaries, or (c) terminate the employment or service of any employee or other service-provider at any time and for any or no reason.

Other Covenants

        The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, access and confidentiality.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger:

  •
  by mutual written consent of Parent and Osiris;

  •
  by either Parent or Osiris:

  •
  if the Merger shall not have been consummated on or before December 12, 2019 (the "Outside Date"); provided that the right to terminate the Merger Agreement on such date shall not be available to Parent or Osiris if (x) the Offer Closing shall have occurred or (y) the failure of Parent or Osiris, as applicable, to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date; or

  •
  if any permanent restraining order, injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise prohibiting the consummation of the Merger becomes final and non-appealable;

  •
  by Parent, if there is any breach or inaccuracy in any of Osiris's representations or warranties set forth in the Merger Agreement or Osiris has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would cause the Representations Condition or the Obligations Condition to exist, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within thirty calendar days following Parent's delivery of written notice to Osiris of such breach; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) there shall be any material breach or inaccuracy in any of Parent's representations, warranties, covenants or agreements under the Merger Agreement or (y) the Offer Closing shall have occurred;

  •
  by Osiris, if there is any breach or inaccuracy in any of Parent's or Purchaser's representations or warranties set forth in the Merger Agreement or Parent or Purchaser has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within thirty calendar days following Osiris's delivery of written notice to Parent of such breach; provided that Osiris shall not have the right to terminate the Merger Agreement in this circumstance if (x) there shall be any material breach or inaccuracy in any of Osiris's representations, warranties, covenants or agreements under the Merger Agreement or (y) the Offer Closing shall have occurred;

  •
  by Parent, in the event that any of the following shall have occurred: (a) an Adverse Recommendation Change; (b) Osiris shall have failed to include in the Schedule 14D-9, when mailed, the Recommendation, (c) if, following the public disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (d) below), the Osiris Board shall have failed to reaffirm publicly the Recommendation within three business days after Parent requests in writing that the Recommendation under such circumstances be reaffirmed publicly, or (d) a tender or exchange offer relating to securities of Osiris shall have been commenced (other than by Parent or an Affiliate of Parent) and Osiris shall not have announced, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Osiris recommends rejection of such tender or exchange offer; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if the Offer Closing shall have occurred; or

  •
  by Osiris, in order to accept a Superior Proposal and enter into the Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Termination Amount (as described below) shall be a condition to the termination of the Merger Agreement by Osiris in this circumstance; provided, further that Osiris shall not have the right to terminate the Merger Agreement in this circumstance if the Offer Closing shall have occurred.

Effect of Termination

        If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and have no effect, without any further liability or obligation on the part of Smith & Nephew, Parent, Purchaser or Osiris, other than certain designated provisions of the Merger Agreement which survive, including the confidentiality agreement between an affiliate of Parent and Osiris effective as of July 12, 2018 (the "Confidentiality Agreement"), termination, confidentiality, cooperation, specific performance, and remedies, among others. No party is relieved of any liability for any intentional and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination.

Payment of Termination Amount

  •
  Osiris has agreed to pay Parent (or its designee) a termination amount of $18,682,450 (the "Termination Amount") if the Merger Agreement is terminated by Parent prior to the Effective Time in the event that any of the following shall have occurred: (a) an Adverse Recommendation Change; (b) Osiris failed to include in the Schedule 14D-9, when mailed, the Recommendation, (c) if, following the public disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (d) below), the Osiris Board shall have failed to reaffirm publicly the Recommendation within three business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or (d) a tender or exchange offer relating to securities of Osiris shall have been commenced (other than by Parent or an Affiliate of Parent) and Osiris shall not have announced, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Osiris recommends rejection of such tender or exchange offer, with such fee being payable within two business days following such termination.

  •
  Osiris has agreed to pay Parent (or its designee) the Termination Amount if the Merger Agreement is terminated by Osiris prior to the Effective Time in order for Osiris to accept a Superior Proposal, with such fee being payable concurrently with, and as a condition to the effectiveness of, such termination.

  •
  If (i) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, a Takeover Proposal shall have been made to Osiris, or becomes publicly known, (ii) the Merger Agreement is terminated (A) by Osiris or Parent due to the failure of the Merger to be completed by the Outside Date or (B) by Parent due to a breach of Osiris's representations, warranties, covenants or agreements set forth in the Merger Agreement to the extent that such breach would cause the Representations Condition or the Obligations Condition to exist and (iii) within 12 months after any termination of the Merger Agreement in the circumstances described in clause (ii) above, Osiris enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal or consummates any Takeover Proposal, then the Termination Amount shall be paid by Osiris to Parent (or its designee) on the date such transaction is entered into or consummated (whichever is earlier). For purposes of determining whether the Termination Amount is payable under the circumstances described in the previous sentence, the term Takeover Proposal has the meaning described above, except that the references to "at least 15%" in the definition of Takeover Proposal shall be deemed to be references to "more than 50%."

        In no event shall Osiris be required to pay any Termination Amount on more than one occasion.

Guarantee

        Smith & Nephew agreed to irrevocably and unconditionally guarantee the due and punctual performance of the obligations of Parent, Purchaser, the Surviving Corporation and their permitted assigns under the Merger Agreement. If Parent, Purchaser, the Surviving Corporation or any of their permitted assigns fail or are unable to duly, punctually and fully pay or perform its obligations under the merger agreement, Smith & Nephew has agreed to forthwith pay or perform, or cause to be paid or performed, such obligations.

Specific Performance

        Prior to the termination of the Merger Agreement, Smith & Nephew, Parent, Purchaser and Osiris shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in any court referred to in the Merger Agreement, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.

Fees and Expenses

        Except as otherwise disclosed in this Offer to Purchase, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

Amendment

        The Merger Agreement may be amended by Smith & Nephew, Parent, Purchaser and Osiris at any time before or after the Offer Closing; provided, however, that after the Offer Closing, there will be no amendment that decreases the Offer Price or the Merger Consideration.

Governing Law

        The Merger Agreement is governed by Delaware law except to the extent that laws of the state of Maryland are mandatorily applicable to the Offer or the Merger (including the exercise of the fiduciary duties of the Osiris Board), in which case Maryland law will govern.

Summary of the Tender and Support Agreement

        On March 12, 2019, in connection with the execution of the Merger Agreement, Peter Friedli, Chairman of the board of directors of Osiris and co-founder of Osiris, entered into a tender and support agreement (the "Tender and Support Agreement") with Parent and Purchaser, pursuant to which Mr. Friedli has irrevocably and unconditionally agreed to tender his Shares in the Offer and to vote his shares in accordance with requirements set forth in the Tender and Support Agreement, subject to the terms and conditions contained in that agreement. As of March 19, 2019, Mr. Friedli directly owned 10,204,404 Shares (approximately 30% of the Company's total issued and outstanding Shares).

        The Tender and Support Agreement will terminate upon the earliest to occur of (x) the valid termination of the Merger Agreement in accordance with its terms, (y) the consummation of all of the transactions contemplated by the Merger Agreement or (z) upon mutual written consent of Parent, Purchaser and Mr. Friedli.

        The foregoing summary of certain provisions of the Tender and Support Agreement and all other provisions of the Tender and Support Agreement discussed herein is qualified by reference to the complete text of the Tender and Support Agreement itself, which is filed as Exhibit (d)(3) and is incorporated by reference herein.

Summary of the Confidentiality Agreement

        Osiris and Smith & Nephew, Inc., an affiliate of Parent, entered into the Confidentiality Agreement effective as of July 12, 2018, which provided both parties with certain protections in connection with the disclosure of their Confidential Information (as defined in the Confidentiality Agreement but which includes general non-public proprietary information). See Section 9—"Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Osiris." As a condition to being furnished Confidential Information the parties have mutually agreed, among other things and subject to certain exceptions, that for a period of two years from the date of the Confidentiality Agreement each party that receives Confidential Information will keep the disclosing party's Confidential Information confidential and to use such Confidential Information solely for the purpose of evaluating a potential business relationship between the parties. The Confidentiality Agreement also contains a mutual non-solicitation covenant, pursuant to which each party agreed, for a period of two years from the date of the Confidentiality Agreement and subject to certain limited exceptions, not to, directly or indirectly, solicit or employ any key employee of the other party with whom such party had direct contact or who became known to such party during its evaluation of the potential transaction.

        The foregoing summary of certain provisions of the Confidentiality Agreement and all other provisions of the Confidentiality Agreement discussed herein is qualified by reference to the complete text of the Confidentiality Agreement itself, which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated by reference herein

11.  Purpose of the Offer and Plans for Osiris.

        Purpose of the Offer.    The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Osiris. Pursuant to the Merger Agreement,

Parent will consummate the Merger (as defined below) as promptly as possible following the Acceptance Time. Upon consummation of the Merger, Osiris will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent.

        All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If you sell your Shares in the Offer, you will cease to have any equity interest in Osiris or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Osiris. Similarly, after selling your Shares in the Offer or upon consummation of the Merger, you will not bear the risk of any decrease in the value of Osiris.

        Merger Without a Stockholder Vote.    If the Offer is consummated, we do not anticipate seeking the approval of Osiris' remaining public stockholders before effecting the Merger. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (a) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the merger and (b) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger. In addition, under Section 3-106.1 of the MGCL, the acquiring company must give notice that satisfies requirements of Section 3-106.1(e)(1) of the MGCL to all Osiris stockholders of record at least 30 days prior to the merger. A Notice of the Merger pursuant to Section 3-106(e)(1) has been mailed on March 18, 2019 to Osiris stockholders of record as of such date, thereby constituting the notice of merger referred to in this paragraph. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Osiris in accordance with Section 3-106.1 of the MGCL as promptly as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Plans for Osiris.    If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Osiris and the board of directors of Osiris shortly thereafter.

        At the Effective Time, (a) the charter of Osiris will be amended and restated to conform to Exhibit B of the Merger Agreement (which mirrors the charter of Purchaser in effect immediately prior to the Effective Time, with the exception of the indemnification provisions), and (b) the bylaws of Osiris will be amended and restated to conform to the bylaws of Purchaser in effect immediately prior to the Effective Time. Purchaser's directors immediately prior to the Effective Time will be the initial directors of the surviving corporation in the Merger until their respective successors are duly elected and qualify, or their earlier resignation or removal, and Osiris' officers immediately prior to the Effective Time will be the initial officers of the surviving corporation in the Merger until their respective successors are duly elected and qualify, or their earlier. See "Summary of the Merger Agreement—Board of Directors and Officers" below.

        Parent is conducting a detailed review of Osiris and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon consummation of the Offer and the Merger. Smith & Nephew and Parent will continue to evaluate the business and operations of Osiris during the pendency of the Offer and after the consummation of the Transactions and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Osiris' business, operations, capitalization and management with a view to optimizing development of Osiris' potential in conjunction with Osiris' or Parent's existing businesses. Possible changes could include changes in Osiris' business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Parent expects Osiris' employees to join Smith & Nephew following the consummation of the Merger.

        To the best knowledge of Parent and Purchaser, except for certain pre-existing agreements described in the Schedule 14D-9 and below, no material employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Osiris, on the one hand, and Parent, Purchaser or Osiris, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Osiris entering into any such agreement, arrangement or understanding. Parent expects that Smith & Nephew or one of its affiliates will enter into a transitional consulting arrangement with Peter Friedli, Chairman of the board of directors of Osiris and co-founder of Osiris, pursuant to which Mr. Friedli would provide consulting services for a period of two years after the closing of the Merger, for $250,000 per year. The other terms of such consulting agreement have not yet been negotiated by the parties.

        Subsequent to consummation of the Merger, Parent intends to cause Osiris to delist the Shares from NASDAQ. In addition, Parent intends to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

        Except as set forth in this Offer to Purchase (see Section 11—"Purpose of the Offer and Plans for Osiris" and Section 12—"Certain Effects of the Offer") and in connection with the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving Osiris or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of Osiris or any of its subsidiaries, (c) any material change in Osiris' present dividend rate or policy, or indebtedness or capitalization, (d) any other material change in Osiris' corporate structure or business, (e) changes to the management of Osiris or the board of directors of Osiris, (f) a class of securities of Osiris being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (g) a class of equity securities of Osiris being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

12.  Certain Effects of the Offer.

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as promptly as practicable following the Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, there will be no market for the Shares following consummation of the Offer.

        NASDAQ Listing.    The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder of Osiris will be Purchaser. Immediately following the consummation of the Merger, we intend to cause Osiris to delist the Shares from NASDAQ.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Osiris to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Osiris to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Osiris, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. In addition, the ability of "affiliates" of Osiris and persons holding "restricted securities" of Osiris to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Osiris to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

13.  Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer. We estimate that the maximum amount of funds needed to (a) complete the Offer, the Merger and the transactions contemplated in the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Osiris' stockholders whose Shares are converted into the right to receive a cash amount equal to the Offer Price in the Merger, (b) pay for fees and expenses incurred by Parent related to the Offer and the Merger and (c) pay for the amounts in respect of outstanding in-the-money Osiris options will be approximately $668 million.

        Purchaser will receive funds from Parent sufficient to fund this amount. It will be funded through a combination of Parent's cash on hand and Smith & Nephew's $1 billion existing English law governed revolving credit facility, dated June 15, 2018, between Smith & Nephew, as borrower, the lenders set forth on Schedule 1 thereto (the "Lenders"), HSBC Bank PLC as Facility Agent (in such capacity, the "Revolver Agent") and J.P. Morgan Securities PLC, Bank of America Merrill Lynch International Limited, Bank of China Limited, London Branch, HSBC Bank PLC, Mizuho Bank, Ltd., Societe Generale, London Branch, Sumitomo Mitsui Banking Corporation and Wells Fargo Bank N.A., London Branch as lead arrangers (the "Lead Arrangers"), which we refer to as the "Existing Revolver".

        The Existing Revolver matures on June 15, 2023, and each Loan (as defined in the Existing Revolver) made under the Existing Revolver matures in accordance with the Term (as defined in the Existing Revolver) set forth in the applicable request for such Loan. Each Term may be two or four weeks or one, two, three or six months, or any other period agreed by that borrower and the Lenders. A Loan may be refinanced at the end of its Term pursuant to the Existing Revolver.

        Smith & Nephew's payment obligations under the Existing Revolver must rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally. The foregoing summary is qualified in its entirety by reference to the full text of the Existing Revolver, which is filed as Exhibit (b)(1) to the Schedule TO and incorporated herein by reference.

        As of March 15, 2019, the Existing Revolver is undrawn. Smith & Nephew intends to draw amounts under the Existing Revolver for purposes of acquiring Osiris and to repay such amounts in the ordinary course of its business from time to time as it deems appropriate.

        We believe that the financial condition of Smith & Nephew, Parent, Purchaser or their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the consummation of the Offer (or the Merger) is not subject to any financing conditions, (c) we, through Parent, will have sufficient funds available to us to consummate the Offer and the Merger and (d) if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger.

14.  Conditions of the Offer.

        Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, any Shares tendered in the Offer if:

  •
  the Minimum Tender Condition has not been satisfied;

  •
  the U.S. Regulatory Condition has not been satisfied;

  •
  any of the following has occurred and is continuing as of the Expiration Time:

  •
  the Governmental Condition has not been satisfied;

  •
  the Non-U.S. Regulatory Condition has not been satisfied;

  •
  (a) the representation and warranty of Osiris regarding the absence of a Material Adverse Effect in the Merger Agreement is not true and correct in all respects as of the date of the Merger Agreement, (b) each of the representations and warranties of Osiris regarding authority and due authorization and execution of the Merger Agreement and accurate disclosure of transactions with affiliates and certain representations and warranties of Osiris regarding compliance with laws are not true and correct in all material respects as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (c) the representations and warranties of Osiris related to its capital structure are not true and correct except for de minimis inaccuracies as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (d) each of the other representations and warranties of Osiris set forth in the Merger Agreement is not true and correct as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (d) for such failures to be true and correct that have not had a Material Adverse Effect (it being understood that for this purpose all references to the term "Material Adverse Effect" and other qualifications based on the word "material," set forth in any such representations and warranties shall be disregarded) (the "Representations Condition");

  •
  Osiris fails to perform in any material respect its obligations required to be performed by it under the Merger Agreement at or before such time (the "Merger Agreement Condition");

  •
  the MAE Condition has not been satisfied;

  •
  the Merger Agreement has been terminated in accordance with its terms; or

  •
  Osiris fails to deliver to Parent a certificate, signed by an executive officer of Osiris, certifying that none of the Representations Condition, the Merger Agreement Condition and the MAE Condition are satisfied and such failure is continuing as of the Expiration Time.

        For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not yet been received are excluded.

        The conditions to the Offer must be satisfied or waived on or prior to the Expiration Time.

        The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

        The conditions described above are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC or NASDAQ, may be waived by Parent and Purchaser in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15.  Dividends and Distributions.

        Under the terms of the Merger Agreement, Osiris is not permitted to, and will cause its subsidiaries not to, authorize, make, declare, set aside or pay any dividends or distributions in respect of any shares of its capital stock other than dividends or distributions by a direct or indirect wholly owned subsidiary of Osiris to its parent. See Section 11—"Purpose of the Offer and Plans for Osiris."

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and Purchaser's review of publicly available filings by Osiris with the SEC and other information regarding Osiris, Parent and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of Osiris and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Osiris' or Parent's business or that certain parts of Osiris' or Parent's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 14—"Conditions of the Offer."

        Antitrust.    Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser's acquisition of the Shares in the Offer (and the Merger).

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the

HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger as promptly as practicable, but in any event within 10 business days following the execution and delivery of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 pm, Eastern Time, on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material ("Second Request") from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of 10 calendar days following the date of Parent's substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent's consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Osiris is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Osiris' failure to make its filing nor failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser's acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser's purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, Osiris or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—"Conditions of the Offer."

        Smith & Nephew and Osiris also conduct business outside of the U.S. However, based on a review of the information currently available relating to the countries and businesses in which Parent, Smith & Nephew and Osiris are engaged, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the U.S. and approval of any non-U.S. antitrust authority is not a condition to the consummation of the Offer or the Merger.

        Based upon an examination of publicly available and other information relating to the businesses in which Osiris is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—"Conditions of the Offer."

        Stockholder Approval Not Required.    Osiris has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Osiris and the consummation of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Osiris, and no other corporate proceedings on the part of Osiris are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (a) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the merger and (b) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger. In addition, under Section 3-106.1 of the MGCL, the acquiring company must give notice that satisfies requirements of Section 3-106.1(e)(1) of the MGCL to all Osiris stockholders of record at least 30 days prior to the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Osiris will not be required to submit the Merger to a vote of its stockholders. Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Osiris are required to effect the Merger pursuant to Section 3-106.1 of the MGCL as promptly as practicable following consummation of the Offer. See Section 11—"Purpose of the Offer and Plans for Osiris."

        State Takeover Laws.    A number of states (including Maryland, where Osiris is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        Under Subtitle 6 of Title 3 of the MGCL, certain "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation's then outstanding voting stock.

        A person is not an interested stockholder under the MGCL if the corporation's board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation's board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. Osiris has not opted out of the Maryland Business Combination Act.

        Osiris has represented to us in the Merger Agreement that no "fair price", "moratorium", "control share acquisition", "business combination" or other similar anti-takeover statute or regulation (including Subtitle 6 and Subtitle 7 of Title 3 of the MGCL) enacted under applicable law is applicable to the Merger Agreement or the transactions contemplated in the Merger Agreement. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection with the Offer to Purchase is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—"Conditions of the Offer."

        Appraisal Rights.    Pursuant to MGCL 3-202, no appraisal rights are available to the stockholders in connection with the Offer.

        Legal Proceedings Relating to the Tender Offer.    None.

17.  Fees and Expenses.

        Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact stockholders by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.  Miscellaneous.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        Smith & Nephew, Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 7—"Certain Information Concerning Osiris" under "Available Information."

        The Offer does not constitute a solicitation of proxies for any meeting of Osiris' stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        No person has been authorized to give any information or make any representation on behalf of Smith & Nephew, Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Osiris or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Papyrus Acquisition Corp.

Smith & Nephew Consolidated, Inc.

March 20, 2019

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND SMITH & NEPHEW

1.     Directors and Executive Officers of Purchaser.

        Directors and Executive Officers of Purchaser.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of Purchaser's directors and executive officers are set forth below. Unless otherwise indicated, the business address of each of Purchaser's directors and executive officers is 5600 Clearfork Main Street, Fort Worth, TX 76109 United States.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Scott Schaffner, American, Senior Vice President, Global Marketing	Mr. Schaffner joined Smith & Nephew in 2014 as Senior Vice President, Global Marketing.
His current business address is 7000 W. William Cannon Dr., Austin, TX 78735 United States.
Michael Zagger, American, Senior Vice President, Sales and Marketing
Mr. Zagger joined Smith & Nephew in 2017 as Senior Vice President of Sales and Marketing. From 2015 to 2017, he was Vice President of Sales and Marketing at EndoGastric Solutions, Inc. From 2012 to 2017, Mr. Zagger was Senior Vice President/General Manager at St. Jude Medical, Inc.

2.     Directors and Executive Officers of Parent.

        Directors and Executive Officers of Parent.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of Parent's directors and executive officers are set forth below. Unless otherwise indicated, the business address of each of Parent's directors and executive officers is 5600 Clearfork Main Street, Fort Worth, TX 76109 United States.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Simon Fraser, American/Canadian, President of Advanced Wound Management	Mr. Fraser joined Smith & Nephew in January 2019 with commercial leadership responsibility for Advanced Wound Management in the United States and global upstream marketing for the Advanced Wound Management Franchise. He has 25 years of experience across medical devices, pharmaceuticals and diagnostics. Prior to joining Smith & Nephew, Mr. Fraser was Group Vice President of Dentsply Sirona Inc.'s Dental Implant Global Business Unit from 2018 to 2019. From 2017 to 2018, Mr. Fraser was Vice President, United States Commercial Infectious Diseases including corporate accounts at Abbott Laboratories. Mr. Fraser joined Abbott Laboratories following the acquisition of Alere Inc., where he was the President of Latin America from 2015 to 2017. Prior to these roles, Mr. Fraser had a 15-year career with Johnson & Johnson, where he held increasingly senior commercial roles spanning surgical devices, wound management, implants and pharmaceuticals.
Scott Schaffner, American, Senior Vice President, Global Marketing	Mr. Schaffner joined Smith & Nephew in 2014 as Senior Vice President, Global Marketing.
His current business address is 7000 W. William Cannon Dr., Austin, TX 78735 United States.
Michael Zagger, American, Senior Vice President, Sales and Marketing
Mr. Zagger joined Smith & Nephew in 2017 as Senior Vice President of Sales and Marketing. From 2015 to 2017, Mr. Zagger was Vice President of Sales and Marketing at EndoGastric Solutions, Inc. From 2012 to 2017, he was Senior Vice President/General Manager at St. Jude Medical, Inc.

3.     Directors and Executive Officers of Smith & Nephew

        Directors and Executive Officers of Smith & Nephew.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of Smith & Nephew's directors and executive officers are set forth below. Unless otherwise indicated, the business address of each of Smith & Nephew's directors and executive officers is 15 Adam Street, London WC2N 6LA, United Kingdom.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Roberto Quarta, American/Italian, Chair	Mr. Quarta has served on the board of directors of Smith & Nephew since 2013 and was appointed Chairman in 2014. Throughout the years, he has held several board positions, including as a Non-Executive Director of Powergen plc, Equant N.V., BAE Systems plc and Foster Wheeler AG. Mr. Quarta's previous Chairmanships include Italtel SpA, Rexel S.A., IMI plc and SPIE SA. He is currently Chair of WPP plc and a partner at Clayton Dubilier & Rice, LLC.
Namal Nawana, Australian/French, Chief Executive Officer
Mr. Nawana joined Smith & Nephew as Chief Executive Officer in 2018. Prior to that, he was Chief Executive Officer and a member of the board of directors of Alere Inc., from 2014 to 2017, when Alere Inc. was acquired by Abbott Laboratories in 2017.
Mr. Nawana's current business address is 150 Minuteman Road Andover, MA 01810 United States of America.
Graham Baker, British, Chief Financial Officer
Mr. Baker joined Smith & Nephew as Chief Financial Officer in 2017. From 2015 to 2017, he was Chief Financial Officer of generic pharmaceuticals company Alvogen Inc. Prior to that, Mr. Baker held multiple senior roles at AstraZeneca PLC for 20 years, including more recently as Vice President, Finance, International (between 2013 and 2015).
Vinita Bali, Indian, Independent Non-Executive Director
Ms. Bali has served on the board of directors of Smith & Nephew since 2014. From 2005 to 2014, Ms. Bali was Managing Director and Chief Executive Officer of Britannia Industries Limited. She was a Non-Executive Director of Titan Co Ltd (between 2006 and 2018) and Syngenta International AG (between 2012 and 2017), as well as a board member and Chair of the Global Alliance for Improved Nutrition (between 2010 and 2018). Currently, Ms. Bali is a Non-Executive Director of Syngene International Limited (since 2012), Bunge Limited (since 2018) and CRISIL India (since 2014). She is also a member of the Advisory Board of PwC India.
Ian Barlow, British, Independent Non-Executive Director
Mr. Barlow has served on the board of directors of Smith & Nephew since 2010. Mr. Barlow is a Chartered Accountant. He was Chairman of WSP Group plc (between 2011 and 2012) and the Racecourse Association (between 2009 and 2015), and a Director of both the China British Business Counsel (between 2008 and 2016) and HMRC (between 2012 and 2016). Mr. Barlow is currently a Non-Executive Director and Chairman of the Audit Committee of The Brunner Investment Trust PLC (since 2009) and Chairman of The Racing Foundation (since 2016). He is also currently a Senior Independent Director of Urban&Civic plc. (since 2016), Foxtons Group plc (since 2013) and Goodwood Estate Co Ltd (since 2016).

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
The Rt. Hon Baroness Virginia Bottomley Of Nettlestone DL, British, Independent Non-Executive Director	The Rt. Hon Baroness Bottomley has served on the board of directors of Smith & Nephew since 2012. Following her career as a Member of Parliament (between 1984 and 2005), she served successively as Secretary of State for Health and then National Heritage. She is currently a Director of International Resources Group Limited, where she is Chair of Board and Chief Executive Officer Practice at Odgers Berndtson. The Rt. Hon Baroness Bottomley is also a member of the International Advisory Council of Chugai Pharmaceutical Co., Chancellor of University of Hull and Sheriff of Kingston upon Hull, and a Trustee of The Economist Newspaper Limited.
Roland Diggelmann, Swiss, Independent Non-Executive Director
Mr. Diggelmann has served on the board of directors of Smith & Nephew since 2018. Prior to that, he joined Roche Diagnostics in 2008, starting as president of Asia Pacific before assuming the role of Chief Executive Officer of the Diagnostics Division of F. Hoffmann-La Roche Ltd from 2012 to 2018.
Erik Engstrom, Swedish, Independent Non-Executive Director
Mr. Engstrom has served on the board of directors of Smith & Nephew since 2015. Mr. Engstrom started his career at McKinsey & Company and then worked in publishing, latterly as President and Chief Operating Officer of Random House Inc. and as President and Chief Executive Officer of Bantam Doubleday Dell, North America. He has been Chief Executive Officer of RELX Group since 2009.
Mr. Engstrom's current business address is 1-3 Strand, London WC2N 5JR, United Kingdom.
Robin Freestone, British, Independent Non-Executive Director
Mr. Freestone has served on the board of directors of Smith & Nephew since 2015. Prior to Smith & Nephew, he held a number of senior financial positions, including at ICI plc, Henkel Ltd and at Amersham plc. Mr. Freestone was the Deputy Chief Financial Officer, and then later the Chief Financial Officer, of Pearson plc between 2006 and August 2015. He was previously a Non-Executive Director at eChem Ltd, Chair of the 100 Group and Senior Independent Director and Chair of the Audit Committee of Cable & Wireless Communications plc. Mr. Freestone is currently a Non-Executive Director and Chair of the Audit Committee of Capri Holdings Ltd, (formerly Michael Kors Holdings Ltd). He became Chair of the Corporate Governance Committee of the Institute of Chartered Accountants in England and Wales (ICAEW) in 2017 and is currently a Non-Executive Director and Chair of the Audit Committee at MoneySupermarket.com plc.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Michael Friedman, American, Independent Non-Executive Director	Mr. Friedman has served on the board of directors of Smith & Nephew since 2013. Mr. Friedman was formerly Chief Executive Officer of City of Hope in California from 2003 to 2013, and also served as a director of its cancer centre. He has served on a number of boards in a non-executive capacity and is currently a Non-Executive Director of Celgene Corporation, MannKind Corporation and Intuitive Surgical, Inc.
Marc Owen, British, Independent Non-Executive Director
Mr. Owen has served on the board of directors of Smith & Nephew since 2017. Mr. Owen started his healthcare and technology career at McKinsey & Company, where he progressed to senior partner and later a founding partner of McKinsey's Business Technology Office. From 2014 to 2017, he was appointed Chair of the European Management Board at Celesio AG.
Angie Risley, British, Independent Non-Executive Director
Ms. Risley has served on the board of directors of Smith & Nephew since 2017. From 2007 to 2013, she was the Group Human Resources Director for Lloyds Banking Group plc. She then joined J Sainsbury plc as Group Human Resources Director in 2013. Over the years, Ms. Risley has been a member of the Low Pay Commission and has held a number of Non-Executive Directorships with Biffa plc, Arriva plc and Serco Group plc. She attended the Remuneration Committees of Serco Group plc, Whitbread plc, Lloyds Banking Group plc and Arriva plc. Ms. Risley currently attends the J Sainsbury plc Remuneration Committee. She is also a Non-Executive Director on the J Sainsbury plc Bank Board.
Brad Cannon, American, President, Sports Medicine & ENT
Mr. Cannon joined Smith & Nephew in 2012 and has since been the President of Smith & Nephew's Europe and Canada business, Chief Marketing Officer, and currently the President of the Global Sports Medicine and Ear, Nose and Throat business. Prior to becoming a Chief Marketing Officer, Mr. Cannon was President of Europe and Canada at Smith & Nephew. He has also served as the President of Global Orthopaedic Franchises, leading Smith & Nephew's Reconstruction, Endoscopy, Trauma and Extremities businesses.
Mr. Cannon's current business address is 150 Minuteman Road Andover, MA 01810 United States of America.
Massimiliano Colella, Italian, President, Europe, Middle East and Africa
Mr. Colella is Smith & Nephew's President of Europe, Middle East and Africa. He joined Smith & Nephew in 2013 as Senior Vice President for Mid-Tier Business, based in Dubai. In 2016, Mr. Colella took over the role of Senior Vice President Smith & Nephew AsiaPac in Singapore and became President of Europe and Canada in 2017. Over his 26 years spent in the medical device industry, Mr. Colella has held a number of national and international roles in Europe, Middle-East and Asia. Before joining Smith & Nephew, Mr. Colella worked for 21 years at Johnson & Johnson.
Mr. Collela's current business address is Oberneuhofstrasse 10 D, Baar 6340 Switzerland.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Phil Cowdy, British, Executive Vice President, Business Development & Corporate Affairs	Mr. Cowdy joined Smith & Nephew in 2008 as Director of Investor Relations. He then served as Head of Corporate Affairs from 2010 to 2015. Between 2015 and 2018, he was responsible for Information Technology. In 2018, Mr. Cowdy took on additional responsibility for Business Development. He qualified as a chartered accountant with Ernst & Young.
Simon Fraser, American/Canadian, President of Advanced Wound Management
Mr. Fraser joined Smith & Nephew in January 2019 with commercial leadership responsibility for Advanced Wound Management in the United States and global upstream marketing for the Advanced Wound Management Franchise. He has 25 years of experience across medical devices, pharmaceuticals and diagnostics. Prior to joining Smith & Nephew, Mr. Fraser was Group Vice President of Dentsply Sirona Inc.'s Dental Implant Global Business Unit from 2018 to 2019. From 2017 to 2018, Mr. Fraser was Vice President, United States Commercial Infectious Diseases including corporate accounts at Abbott Laboratories. Mr. Fraser joined Abbott Laboratories following the acquisition of Alere Inc., where he was the President of Latin America from 2015 to 2017. Prior to these roles, Mr. Fraser had a 15-year career with Johnson & Johnson, where he held increasingly senior commercial roles spanning surgical devices, wound management, implants and pharmaceuticals.
Mr. Fraser's current business address is 5600 Clearfork Main Street, Suite 600, Fort Worth, TX 76109 USA.
Mark Gladwell, British, President of Global Operations
Mr. Gladwell joined Smith & Nephew in August 2018 with responsibility for Global Manufacturing, Global Supply Chain, Global Procurement, Global Engineering and Global Operational Excellence, and all Operational Strategy and programmes. From 2017 to 2018, Mr. Gladwell was Senior Vice President of Global Operations at QIAGEN, where he was responsible for global manufacturing, supply chain, quality assurance and control, regulatory affairs, and global customer service. From 2015 to 2017, Mr. Gladwell was Senior Vice President of Global Operations at Alere Inc. From 2011 to 2014, Mr. Gladwell was Vice President of Operations at Alere Inc.
Mr. Gladwell's current business address is 5 Croxley Green Business Park Hatters Lane Watford WD18 8YE United Kingdom.
Melissa Guerdan, American, Chief Quality and Regulatory Affairs Officer
Ms. Guerdan joined Smith & Nephew in July 2018 with responsibility for Quality and Regulatory Affairs. Prior to that, Ms. Guerdan held senior leadership roles in global organizations, including Pfizer Inc., Baxter International Inc., Covidien plc and Alere Inc. From 2012 to 2017, Ms. Guerdan was Senior Vice President, Quality and Regulatory at Alere Inc.
Ms. Guerdan's current business address is 150 Minuteman Road Andover, MA 01810 United States of America.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Skip Kiil, American, President of Global Orthopaedics	Mr. Kiil joined Smith & Nephew in November 2018, with global responsibility for the Orthopaedics franchise, which includes Reconstruction, Trauma, Extremities and Robotics. Prior to joining Smith & Nephew, he was responsible for all Global Commercial Operations at NuVasive, Inc. from 2017 to 2018 and was also a member of the senior executive leadership team. Between 2014 to 2017, Mr. Kiil served as Surgical Head, Europe, Middle East, Africa and Russia at Alcon, Inc. (a division of Novartis Corporation). Before joining Alcon, Inc., he held several positions at Stryker Corporation for 12 years, beginning in sales and holding progressively senior positions in commercial leadership in the United States and global marketing. Mr. Kiil was Vice President and General Manager of the Stryker Corporation Medical Surgical Group from 2011 to 2014.
Mr. Kiil's current business address is 7135 Goodlett Farms Parkway, Cordova, TN 38016 United States.
Elga Lohler, American/South African, Chief Human Resources Officer
Ms. Lohler joined Smith & Nephew in January 2002 as director of Human Resources and has since held progressively senior positions in Wound Management, Operations, Corporate Functions and Group. She became Chief Human Resources Officer in December 2015 and leads the Global Human Resources, Internal Communication and Sustainability Functions. Ms. Lohler has more than 25 years of experience in Human Resources.
Ms. Lohler's current business address is 5600 Clearfork Main Street, Fort Worth, TX 76109 United States.
Catheryn O'Rourke, American, Chief Legal and Compliance Officer
Ms. O'Rourke joined Smith & Nephew in February 2013. She became Chief Legal Officer in May 2017 and Chief Legal and Compliance Officer in July 2018. Ms. O'Rourke heads the Global Legal and Compliance functions. Prior to being appointed Chief Legal Officer, she had various responsibilities within the legal department as Assistant General Counsel in Litigation and Investigations. Prior to joining Smith & Nephew, Ms. O'Rourke spent 11 years of her career with Davis Polk & Wardwell LLP.
Ms. O'Rourke's current business address is 150 Minuteman Road Andover, MA 01810 United States of America.
Vasant Padmanabhan, American, President of Research & Development
Mr. Padmanabhan joined Smith & Nephew in 2016 and is responsible for Research and Innovation, New Product Development, Safety Affairs, Clinical Affairs, Medical Device/Pharmacovigilance and Clinical Operations. From 2014 to 2015, he was Senior Vice President of Technical Operations at Thoratec Corporation, a leader in mechanical circulatory support solutions for the treatment of heart failure.
Mr. Padmanabhan's current business address is 150 Minuteman Road, Andover, MA 01810 United States.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Susan Swabey, British, Company Secretary	Ms. Swabey has served on the board of directors of Smith & Nephew since 2009. She has over 30 years of experience as a Company Secretary in the United Kingdom in a wide range of companies, including Prudential plc, Amersham plc and RMC Group plc. She is also Chair of ShareGift, a member of the Financial Reporting Council Lab Steering Group and a frequent speaker on corporate governance and related matters.
Ms. Swabey's current business address is 5 Croxley Green Business Park Hatters Lane Watford WD18 8YE United Kingdom.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Osiris or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Equiniti Trust Company

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Equiniti Trust Company	Equiniti Trust Company
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St. Paul, Minnesota 55164-0858	Mendota Heights, Minnesota 55120

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The Information Agent for the Offer is:

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